Exhibit 10.24

Dated 29 April 2022

Facility Agreement

between

Near Intelligence Holdings Inc.

as Borrower

Deutsche Bank AG, London Branch

as Arranger and Original Lender

and others

White & Case Pte. Ltd.
88 Market Street #41-01
CapitaSpring

Singapore 048948

(i)

(ii)

This Facility Agreement is dated 29 April 2022 and made between:

(1)	Near Intelligence Holdings Inc., a corporation incorporated under the laws of Delaware, United States of America with registration number 20220834068 and registered office at 108 Lakeland Ave, Dover, Kent, Delaware (the “Borrower”);

(2)	The Companies listed in Schedule 1 (The Original Obligors) as original guarantors (the “Original Guarantors”);

(3)	Deutsche Bank AG, London Branch as arranger (the “Arranger”);

(4)	Deutsche Bank AG, London Branch as lender (the “Original Lender”);

(5)	Wilmington Trust (London) Limited as agent of the other Finance Parties (the “Agent”); and

(6)	Wilmington Trust (London) Limited as security agent and trustee for the Secured Parties (the “Security Agent”).

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	the Arranger and its Affiliates;

(b)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 8 (Form of Accession Deed).

“Accounting Principles” means generally accepted accounting principles in the jurisdiction of incorporation or establishment of the relevant entity, including GAAP.

“Accounting Reference Date” means 31 December.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Administrative Party” means each of the Agent and the Arranger.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Lender List” means the agreed lender list as set out in Schedule 13 (Agreed Lender List).

“AIF” has the meaning given to the term under AIFMD Law.

“AIFM” has the meaning given to the term under AIFMD Law.

“AIFMD” means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010 (in each case as incorporated into English law under the European Union (Withdrawal) Act 2018 (as amended), as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualifications).

“AIFMD Law” means (a) the AIFMD, and (b) any applicable law of a member state of the European Union implementing the AIFMD.

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial Statements).

“Anti-Corruption Laws” means all laws and regulations of any jurisdiction applicable to an Obligor or any member of the Group from time to time prohibiting bribery or corruption, including, but not limited to:

(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997;

(b)	the UK Bribery Act 2010;

(c)	the United States Foreign Corrupt Practices Act of 1977, as amended; and

(d)	other similar legislation and regulations in other jurisdictions.

“Anti-Money Laundering Laws” has the meaning given to that term in paragraph (a) of Clause 20.22 (Anti-Money Laundering Laws).

“ARR” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an assignment agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Agent, provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authority” means a supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body with jurisdiction in any jurisdiction whose laws are applicable to a member of the Group or Near SG.

“Availability Period” means:

(a)	with respect to the first Utilisation under this Agreement, the period from and including the date of this Agreement to and including the date falling 10 Business Days from the date of this Agreement; and

(b)	in relation to any Utilisation other than the first Utilisation, the period from and including the date of this Agreement to and including the date falling 12 months after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan, the amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to the United Kingdom, the UK Bail-In Legislation.

“Base Case Model” means the financial model titled “November 2021 - Project Maxwell_Business plan_Latest_Shared_Revenue Workings Backup.xlsx” in agreed form between the Arranger and the Borrower.

“Benefit Plan” means any of:

(a)	an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA;

(b)	a “plan” as defined in and subject to Section 4975 of the US Revenue Code; or

(c)	any person whose assets include (for the purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the US Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower’s Auditors” means:

(a)	any one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other internationally recognised firm of independent auditors having the capabilities and experience to perform a high quality of audit of entities such as the Borrower;

(b)	any local affiliate, alliance, joint venture or partnership of any auditor referred to in paragraph (a) above;

(c)	any entity resulting from amalgamation of any auditor referred to in paragraph (a) above or any local affiliate, alliance, joint venture or partnership of any auditor referred to in paragraph (b) above;

(d)	any other firm approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed); or

(e)	any successor of any of the foregoing.

“Blocking Law” means:

(a)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);

(b)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020);

(c)	section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or

(d)	any other applicable anti-boycott or similar laws or regulations.

“BNP Loan Agreement” means the loan agreement dated 10 June 2020 between Near Intelligence SAS as borrower and BNP Paribas as lender, as amended pursuant to an amendment agreement dated 26 March 2021.

“BPI” means Banque Publique d’investissement France.

“BPI Loan Agreements” means:

(a)	the loan agreement dated 17 February 2016 between Near Intelligence SAS as borrower and BPI as lender;

(b)	the loan agreement dated 21 June 2016 between Near Intelligence SAS as borrower and BPI as lender;

(c)	the loan agreement dated 8 December 2017 between Near Intelligence SAS as borrower and BPI as lender; and

(d)	the loan agreement dated 8 December 2017 between Near Intelligence SAS as borrower and BPI as lender.

“Break Costs” means, in respect of any Loan, the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in such Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on 1 January 2022 and ending on 31 December 2022, the Base Case Model in agreed form delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent); and

(b)	in relation to any other period, any budget delivered by the Borrower to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in London, Singapore and New York; and

(b)	(in relation to:

(i)	any date for payment or purchase of an amount relating to a Loan; or

(ii)	the determination of the first day or the last day of an Interest Period for a Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is a US Government Securities Business Day relating to that Loan or Unpaid Sum.

“Business Transfer Agreement” means the business transfer agreement dated 1 January 2022 between Near SG as seller and Near Intelligence Pte. Ltd. as purchaser.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to a Secured Account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable within 35 days of the date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no other Security over that cash except for Transaction Security; and

(d)	that cash is denominated in Australian dollars, Great British pounds, euros, Japanese yen, USD or Singapore dollars and (except as mentioned in paragraph (a)) is freely and immediately available to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Singapore, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, Singapore, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above,

to the extent that investment can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, denominated in Australian dollars, Great British pounds, euros, Japanese yen, USD or Singapore dollars and to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“CEO” means the chief executive officer of the Group for the time being (or such person(s) undertaking such equivalent role from time to time).

“Central Bank Rate” means:

(a)	the short term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

“CFO” means the chief financial officer of the Group for the time being (or such person(s) undertaking such equivalent role from time to time).

“Change of Control” means any of the following events (whether in one or in a series of related transactions):

(a)	in relation to the Borrower or any Holding Company of the Borrower or Merger Sub 2 as the surviving entity following the merger of the Borrower with Merger Sub 2 pursuant to the de-SPAC Transaction, a listing on any stock exchange other than the de-SPAC Transaction;

(b)	prior to the occurrence of the de-SPAC Transaction, the sale or issue of shares or securities of the Borrower or any Holding Company of the Borrower (whether by the Borrower or any Holding Company of the Borrower or by any shareholder or shareholders of the Borrower or any Holding Company of the Borrower) representing a majority of the voting power in the Borrower or any Holding Company of the Borrower (in each case, other than pursuant to the Reorganisation);

(c)	the Borrower ceases to directly or indirectly own and control:

(i)	(where nominee shareholder(s) are required by the laws of the jurisdiction of incorporation of the relevant Subsidiary) at least 99% of the issued share capital of any of its Subsidiaries; or

(ii)	(where nominee shareholder(s) are not required by the laws of the jurisdiction of incorporation of the relevant Subsidiary) 100% of the issued share capital of any of its Subsidiaries;

(d)	Anil Mathews ceases to be the CEO of the Group;

(e)	prior to the occurrence of the de-SPAC Transaction, GPC NIV Ltd ceases to directly or indirectly own at least 17 per cent. of the legal, beneficial and voting interest in the Borrower; or

(f)	after the occurrence of the de-SPAC Transaction, any person or group of persons acting in concert gains direct or indirect control of the Borrower. For the purposes of this paragraph (f):

(i)	“control” of the Borrower means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 33.3 per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower;

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(3)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; or

(B)	the holding beneficially of more than 33.3 per cent. of each class of the issued share capital of the Borrower; and

(ii)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower.

(iii)	“Charged Property” has the meaning given to such term in the Intercreditor Agreement.

“Commitments” means:

(a)	in relation to the Original Lender, USD30,000,000; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled or reduced under this Agreement.

“Common Guarantee” means a guarantee or indemnity given by any Guarantor in favour of the Security Agent or the Primary Creditors in respect of the Secured Liabilities pursuant to the Intercreditor Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party (the “Receiving Party”) in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from any member of the Group or any of its advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Receiving Party of Clause 38 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by that Providing Party; or

(iii)	is known by that Receiving Party before the date the information is disclosed to it by that Providing Party or is lawfully obtained by that Receiving Party after that date, from a source which is, as far as that Receiving Party is aware, unconnected with the Group and which, in either case, as far as that Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Consolidated ARR” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Contribution Agreement” means the contribution agreement dated 19 April 2022 made between the Borrower and Near SG.

“Controller” means any entity that, alone or jointly with others, determines the purposes for which, and means by which, Personal Data are Processed.

“Customer Contracts” means all contracts, agreements, instruments, leases, subleases, licences, sublicences, concession and/or other arrangements which have been entered into by (or novated to) a member of the Group and under, or in respect of which, all or any part of the Consolidated ARR is (or is to be) derived (including channel partner contracts and direct customer contracts).

“Data Protection Laws” means all laws applicable to the Processing of Personal Data, including, but not limited to, the GDPR, EU Directives 2002/58/EC and 2009/136/EC, the Data Protection Act 2018 (UK) and the PDPA, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing, in each case as and if applicable to a Party from time to time.

“Data Subject” has the meaning given to it in the definition of Personal Data.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Delaware Share Pledge” means the Delaware law share pledge over shares of the Borrower and Near North America, Inc. dated on or about the date of this Agreement between the Security Agent and Near SG and the Borrower as pledgors.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“de-SPAC Transaction” means a transaction or series of transactions between the Borrower and a special purpose acquisition company (the “SPAC Vehicle”) concerning the sale of all of the business and assets of the Group by way of merger of a wholly-owned subsidiary of the SPAC Vehicle with and into the Borrower, with the Borrower continuing as the surviving entity and a wholly-owned subsidiary of the SPAC Vehicle (such merger being the “First Merger”) and, immediately following the First Merger, the merger of the Borrower, as the surviving entity of the First Merger, with and into another wholly-owned subsidiary of the SPAC Vehicle (“Merger Sub 2”) (such merger being the “Second Merger”), with Merger Sub 2 being the surviving entity and as a result of which:

(a)	the securities of Merger Sub 2 shall be listed on the NASDAQ or the New York Stock Exchange;

(b)	Merger Sub 2 shall have a pro-forma cash balance of at least USD100 million net of all costs and expenses paid or payable in connection with such de-SPAC Transaction as of the closing of such de-SPAC Transaction; and

(c)	the implied pre-money market capitalization of Merger Sub 2 shall be at least USD700 million.

“Disposal” has the meaning given to that term in Clause 8.2 (Disposal and Insurance Proceeds).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Entity” means Near Americas Inc., Near Australia Pty. Ltd. or Near India Pvt. Ltd. (collectively, the “Dormant Entities”).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or section 412 of the US Revenue Code would be deemed at any relevant time to be a single employer with any Obligor or a Subsidiary of an Obligor under section 414(b), (c), (m) or (o) of the US Revenue Code or section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a)	any reportable event, as defined in section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of section 4041(b) of ERISA, the filing under section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under section 4041(c) of ERISA;

(c)	the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)	the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under section 430 of the US Revenue Code or section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under section 412 of the US Revenue Code or section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under section 412 of the US Revenue Code with respect to any Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of section 430 of the US Revenue Code or section 303 of ERISA;

(e)	engaging in a non-exempt prohibited transaction within the meaning of section 4975 of the US Revenue Code or section 406 of ERISA;

(f)	the complete or partial withdrawal of any Obligor, Subsidiary of an Obligor or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any Obligor, Subsidiary of an Obligor or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under section 305 of ERISA; or

(g)	an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group or Near SG conducted on or from the properties owned or used by any member of the Group or Near SG.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Finance Documents” means:

(a)	the New Harbert Finance Documents;

(b)	the BPI Loan Agreements; and

(c)	the BNP Loan Agreement.

“Existing Harbert Warrant” means the warrant instrument dated 30 January 2019 issued by Near SG in favour of Harbert European Growth Capital Fund II as amended by a deed of amendment dated 25 February 2021 made and issued by Near SG (under which the obligations of Near SG have been assumed by the Borrower).

“Existing Lenders” means Harbert, BPI and BNP Paribas.

“EY Reorganisation Paper” means the EY paper entitled “Near Group Proposed Restructuring Transaction” dated 20 April 2022.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (Facility).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fallback Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under Clause 12.1 (Unavailability of Term SOFR); and

(b)	relates to a Loan.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Revenue Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the US Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the US Revenue Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters referring to this Agreement or the Facility between one or more of the Administrative Parties and the Borrower setting out any of the fees referred to in Clause 13 (Fees), clause 24.6 (Common Security Agent’s fee) of the Intercreditor Agreement or otherwise payable by the Borrower to the Arranger.

“Finance Document” means this Agreement, the Intercreditor Agreement, the Guaranty Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Finance Lease” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Finance Party” means the Agent, the Arranger, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group or Near SG relating to any post- retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a) of Clause 12.3 (Cost of Funds).

“Funds Flow Statement” means a funds flow statement in agreed form.

“GAAP” means the generally accepted accounting principles in the United States of America, including IFRS.

“GDPR” means, in each case to the extent applicable to the Processing, Regulation (EU) 2016/679, including as given effect in the UK by virtue of Section 3 of the European Union (Withdrawal) Act 2018 (as amended) and Section 2 of the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, as amended, consolidated or replaced from time to time.

“Group” means the Borrower and each of its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Guaranty Agreement” means the guaranty of payment agreement dated on the date of this Agreement made by Near North America, Inc. in favour of the Agent for the benefit of the Finance Parties.

“Harbert” means Harbert European Specialty Lending Company II S.à. r.l.

“Harbert Amendment Agreement” means the amendment agreement to be entered into between the Borrower as borrower and Harbert, pursuant to which the Harbert Finance Documents are amended to reflect the economic terms set out in the original form of the Harbert Waiver Letter as delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent).

“Harbert Facility Agreement” means the loan agreement dated 30 January 2019 between Near SG as borrower and Harbert, as amended pursuant to the amendment agreement dated 25 February 2021, and as novated to the Borrower pursuant to the Harbert Novation Deed.

“Harbert Finance Documents” means the “Documents” under and as defined in the Harbert Facility Agreement.

“Harbert Novation Deed” means the novation deed dated on or about the date of this Agreement between Near SG, the Borrower and Harbert, pursuant to which Near SG’s rights, liabilities and obligations under the Harbert Facility Agreement are novated to the Borrower.

“Harbert Waiver Letter” means the waiver and amendment letter between Harbert and Near SG dated on or about the date of this Agreement, pursuant to which Harbert waived Near SG’s obligation to repay any monthly instalment in respect of any Advance (as defined in the Harbert Facility Agreement) for a period of nine months commencing on 1 March 2022.

“Historic Term SOFR” means, in relation to any Loan, the most recent Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a US Government Securities Business Day which is no more than five (5) US Government Securities Business Day before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Initial Repayment Date” has the meaning give to it in the definition of Repayment Date.

“Initial Utilisation Date” means the date on which the first Loan is made or is to be made.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group and Near SG (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement between, amongst others, the Borrower, the Lender, the Agent, the Security Agent and Harbert.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

“Interpolated Historic Term SOFR” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent Term SOFR (as of day which is not more than five US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recent Overnight SOFR for a day which is not more than five, and not less than two, US Government Securities Business Days before the Quotation Day; and

(b)	the most recent Term SOFR (as of day which is not more than five US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Interpolated Term SOFR” means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, Overnight SOFR for the day that is two US Government Securities Business Days before the Quotation Day; and

(b)	Term SOFR (as the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Ipso Facto Event” means any Obligor is subject of any proceedings as described in section 440 the IRDA.

“IRDA” means the Insolvency, Restructuring and Dissolution Act 2018 of Singapore.

“IRS” means the US Internal Revenue Service.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Key Contracts” means each Customer Contract between a member of the Group and a Key Relationship Counterparty.

“Key Relationship Counterparty” means:

(a)	as of the date of this Agreement, MobileFuse, LLC, Big Mobile Group Pty Ltd and AudienceQ Limited, in each case, together with their Affiliates; and

(b)	at any other time, any other company which has entered into Customer Contracts with members of the Group, where the value of such contracts (when aggregated with the value of all Customer Contracts entered into between that person’s Affiliates and members of the Group) is equal to or greater than 10 per cent. of the Consolidated ARR of the Group for the most recently ended Relevant Period.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial Conditions Precedent), Clause 27 (Changes to the Obligors) or Clause 23.38 (De-SPAC Transaction).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any Legal Opinion.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).

“Margin” means 6.50 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets or condition (financial or otherwise) of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Company” means, at any time:

(a)	an Obligor; or

(b)	a Subsidiary of the Borrower that holds shares in an Obligor; or

(c)	a Subsidiary of the Borrower which has ARR representing 5 per cent. or more of Consolidated ARR or has net assets (excluding intra-group items) representing 5 per cent. or more of the net assets of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest financial statements of that Subsidiary and the latest audited consolidated financial statements of the Group or, prior to the delivery of the first Annual Financial Statements under Clause 21.1 (Financial Statements), the Original Financial Statements. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared or, prior to the delivery of the first Annual Financial Statements under Clause 21.1 (Financial Statements), the Original Financial Statements, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Borrower’s Auditors as representing an accurate reflection of the revised ARR and net assets of the Group).

A report by the Borrower’s Auditors that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(d)	if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

The above rules will only apply to the last Month of any period.

“Monthly Financial Statements” means:

(a)	in respect of the first six months after the Initial Utilisation Date, key performance indicators for each such month delivered pursuant to paragraph (c)(i) of Clause 21.1 (Financial Statements); and

(b)	in respect of each month thereafter, the management financial accounts for a month delivered pursuant to paragraph (c)(ii) of Clause 21.1 (Financial Statements) and in substantially the form set out in Schedule 11 (Quarterly Financial Statements), except that there shall be no requirement to include the top 20 customers in such management financial accounts.

“Multiemployer Plan” means any multiemployer plan as defined in section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Near SG” means Near Pte. Ltd., a company incorporated under the laws of Singapore with company registration number 201205693G and registered office at 160 Robinson Road, #20- 03 Singapore 068914.

“Near SG Distribution Plan” means the distribution plan of Near SG dated 19 April 2022 setting out the Reorganisation Distributions.

“New Harbert Warrant Documents” means the warrant instrument issued or to be issued by the Borrower in favour of Harbert European Growth Capital Fund II and certificate and any other document or agreement entered into or executed in connection with that instrument or the rights set out in that instrument.

“New Harbert Finance Documents” means the Harbert Finance Documents, the Harbert Novation Deed, the Harbert Waiver Letter and the Harbert Amendment Agreement.

“New Lender” has the meaning given to that term in Clause 25 (Changes to the Lenders).

“Non-Obligor” means a member of the Group which is not an Obligor.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 26.2 (Disenfranchisement of Shareholder Affiliates).

“Obligor” means the Borrower or a Guarantor.

“Obligor Threshold Requirement” has the meaning given to that term in Clause 23.31 (Obligors).

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Original Financial Statements” means:

(a)	the consolidated audited financial statements of Near SG for the financial year ended 31 March 2020;

(b)	the consolidated unaudited financial statements of Near SG for the Financial Year ended 31 December 2021; and

(c)	in relation to each of Near Intelligence Pte. Ltd. and Near North America, Inc., its unaudited financial statements for the Financial Year ended 31 December 2021.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Overnight SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the US Pension Benefit Guaranty Corporation.

“PDPA” means the Singapore Personal Data Protection Act 2012.

“Perfection Requirements” means the delivery of physical possession, making or procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents or the Transaction Security created thereunder (and payment of any associated fees, costs or expenses).

“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	an acquisition of any interest in a limited liability entity, business or undertaking carried on as a going concern (the “Relevant Target”) provided that:

(i)	a majority of the ownership of the Relevant Target is acquired by a member of the Group (or held by the Group immediately after the acquisition) and in the case of the acquisition of a limited liability entity, more than 50 per cent. of the voting ordinary issued share capital or equivalent voting interest in such limited liability entity is acquired;

(ii)	the Relevant Target acquired must be engaged in a business activity substantially similar, complementary or related to that of the Group immediately prior to the acquisition;

(iii)	the Relevant Target is not located, organised or residing in a Sanctioned Country;

(iv)	no Default has occurred and is continuing at the time the relevant member of the Group legally commits to the acquisition, or would result from the acquisition;

(v)	the Borrower has delivered to the Agent not later than ten Business Days before the date the relevant member of the Group legally commits to make the relevant acquisition (the “Commitment Date”), a monthly liquidity forecast for the 12 month period following the Commitment Date (pro forma for such acquisition) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders);

(vi)	prior to the occurrence of the de-SPAC Transaction:

(A)	the aggregate of all consideration for or investment in a Relevant Target shall not exceed USD5,000,000 (or its equivalent in any other currency or currencies);

(B)	the aggregate of all consideration for or investment in all Relevant Targets acquired in reliance of this paragraph (d)(vi) does not at any time exceed USD5,000,000 (or its equivalent in any other currency or currencies) in aggregate for the Group at any time;

(C)	if the Relevant Target had negative earnings before interest, tax, depreciation and amortisation (and if the Relevant Target has any Subsidiary, calculated on a consolidated basis) for the most recent 12- month period for which financial statements of the Relevant Target were available (as at the time of the making by the applicable member of the Group of a legal commitment to make such acquisition), the negative earnings before interest, tax, depreciation and amortisation of such Relevant Target when aggregated with the negative earnings before interest, tax, depreciation and amortisation of other Relevant Targets do not exceed USD1,000,000 over the life of the Facility;

(vii)	following the occurrence of the de-SPAC Transaction:

(A)	the aggregate of all consideration for or investment in a Relevant Target shall not exceed USD50,000,000 (or its equivalent in any other currency or currencies) or such amount approved by the Agent (acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed);

(B)	the aggregate of all consideration for or investment in all Relevant Targets acquired in reliance of this paragraph (d)(vii) does not at any time exceed USD100,000,000 (or its equivalent in any other currency or currencies) or such amount approved by the Agent (acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed) in aggregate for the Group at any time;

(C)	if the Relevant Target had negative earnings before interest, tax, depreciation and amortisation (and if the Relevant Target has any Subsidiary, calculated on a consolidated basis) for the most recent 12- month period for which financial statements of the Relevant Target were available (as at the time of the making by the applicable member of the Group of a legal commitment to make such acquisition), the negative earnings before interest, tax, depreciation and amortisation of such Relevant Target:

(1)	do not exceed USD10,000,000; and

(2)	when aggregated with the negative earnings before interest, tax, depreciation and amortisation of other Relevant Targets do not exceed USD20,000,000 over the life of the Facility; and

(D)	the amount of Cash held by the Group after the completion of the acquisition shall be greater than the sum of the then outstanding Financial Indebtedness in respect of the Facility and the Permitted Debt;

(E)	the maximum amount of cash applied in payment towards the consideration for or investment in all Relevant Targets acquired in reliance of this paragraph (d)(vii) does not at any time exceed USD80,000,000 (or its equivalent in any other currency or currencies) or such amount approved by the Agent (acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed); and

(F)	the Borrower certifies (in a certificate signed by the CFO and delivered to the Agent with supporting materials not later than ten Business Days before the Commitment Date) a projection to the Termination Date evidencing compliance with the requirements of Clause 22 (Financial Covenants);

(viii)	the Borrower certifies (in a certificate signed by the CFO and delivered to the Agent with supporting materials not later than ten Business Days before the Commitment Date) that the Leverage Ratio on the Commitment Date (calculated for this purpose on a pro forma basis, as if such acquisition had been completed and the consideration for such acquisition had been paid and any Financial Indebtedness to be incurred by any member of the Group to fund such acquisition had been incurred and utilised on the Commitment Date) shall not exceed 1.50:1; and

(e)	any acquisition or incorporation made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Debt” means Financial Indebtedness arising under the Existing Finance Documents, provided that the aggregate principal amount of such Financial Indebtedness does not exceed USD20,000,000 (or its equivalent in any other currency or currencies) at any time.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets (other than shares, businesses and Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;

(f)	arising as a result of any Permitted Security; or

(g)	made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Dissolution” means the voluntary winding-up and cessation of business of each Dormant Entity and Near SG in accordance with Clause 23.37 (Dissolution) on a solvent basis.

“Permitted Distribution” means:

(a)	any Restricted Payment by the Borrower to any holders of its issued share capital to which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent (such consent not to be unreasonably withheld);

(b)	any Restricted Payment by a member of the Group to another member of the Group (and, in the case of any such member of the Group making such dividend or distribution to holders of any of its equity interest other than another member of the Group, on no more than a pro rata basis, measured by value); and

(c)	any Reorganisation Distribution.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any of the Finance Documents;

(b)	arising under the Permitted Debt;

(c)	which is Subordinated Debt;

(d)	permitted by Clause 23.30 (Treasury Transactions);

(e)	arising under a Permitted Loan or a Permitted Guarantee;

(f)	of any person acquired by a member of the Group after the Initial Utilisation Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(g)	incurred by a Non-Obligor, provided that:

(i)	the aggregate principal amount of such Financial Indebtedness of that Non- Obligor does not, when aggregated with the amount of obligations incurred or secured by that Non-Obligor under paragraph (g)(i) of the definition of “Permitted Guarantee”, paragraph (d)(i) of the definition of “Permitted Loan” and paragraph (k)(i) of the definition of “Permitted Security” (without double- counting), exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time; and

(ii)	the aggregate amount set out in paragraph (i) above, when aggregated with the amount of obligations incurred or secured by all other Non-Obligors under paragraph (g)(ii) of the definition of “Permitted Guarantee”, paragraph (d)(ii) of the definition of “Permitted Loan” and paragraph (k)(ii) of the definition of “Permitted Security” (without double-counting), does not exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time;

(h)	under Finance Leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed USD500,000 (or its equivalent in any other currency or currencies) at any time; and

(i)	to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.

“Permitted Guarantee” means:

(a)	any Common Guarantee, the Existing Guarantees (as defined in the Intercreditor Agreement) and any guarantee given under the Guaranty Agreement;

(b)	the endorsement of negotiable instruments in the ordinary course of trade;

(c)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(d)	any guarantee permitted under Clause 23.22 (Financial Indebtedness);

(e)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (d) of the definition of “Permitted Security”;

(f)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(g)	any guarantee issued by a Non-Obligor provided that:

(i)	the aggregate principal amount of such obligations of that Non-Obligor does not, when aggregated with amounts of obligations incurred or secured by that Non-Obligor under paragraph (g)(i) of the definition of “Permitted Financial Indebtedness”, paragraph (d)(i) of the definition of “Permitted Loan” and paragraph (k)(i) of the definition of “Permitted Security” (without double- counting), exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time; and

(ii)	the aggregate amount set out in paragraph (i) above, when aggregated with the amount of obligations incurred or secured by all other Non-Obligors under paragraph (g)(ii) of the definition of “Permitted Financial Indebtedness”, paragraph (d)(ii) of the definition of “Permitted Loan” and paragraph (k)(ii) of the definition of “Permitted Security” (without double-counting), does not exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time;

(h)	any guarantees or indemnities given by a member of the Group not permitted by the preceding paragraphs so long as the aggregate maximum potential liability thereunder does not exceed USD100,000 (or its equivalent in any other currency or currencies) in aggregate for the Group at any time; or

(i)	any guarantees or indemnities given with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (e) of that definition);

(c)	a loan made by an Obligor (other than Near SG) to another Obligor or made by a Non- Obligor to another member of the Group;

(d)	a loan made by an Obligor (other than Near SG) to a Non-Obligor provided that:

(i)	(with respect to that Non-Obligor) it does not, when aggregated with the amount of obligations incurred or secured by that Non-Obligor under paragraph (g)(i) of the definition of “Permitted Financial Indebtedness”, paragraph (g)(i) of the definition of “Permitted Guarantee” and paragraph (k)(i) of the definition of “Permitted Security” (without double- counting), exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time;

(ii)	(in respect of all Non-Obligors) it does not, when aggregated with amounts of obligations incurred or secured by all other Non-Obligors under paragraph (g)(ii) of the definition of “Permitted Financial Indebtedness”, paragraph (g)(ii) of the definition of “Permitted Guarantee” and paragraph (k)(ii) of the definition of “Permitted Security” (without double- counting), exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time; and

provided further that (for the avoidance of doubt) after the making of such loan, Minimum Liquidity shall not be less than USD10,000,000;

(e)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed USD500,000 (or its equivalent in any other currency or currencies) at any time; or

(f)	any loan or credit made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Security” means:

(a)	any Transaction Security;

(b)	subject to the terms of the Intercreditor Agreement, any Security in effect as at the date of this Agreement arising as a consequence of any Permitted Debt;

(c)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(d)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of Non- Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are Non-Obligors;

(e)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi- Security under a credit support arrangement;

(f)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Initial Utilisation Date if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(g)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Initial Utilisation Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(h)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(i)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(j)	any Security or Quasi-Security arising as a consequence of any Finance Lease permitted pursuant to paragraph (h) of the definition of “Permitted Financial Indebtedness”;

(k)	any Security or Quasi-Security provided by a Non-Obligor arising as a consequence of any Financial Indebtedness pursuant to paragraph (g) of the definition of “Permitted Financial Indebtedness” or paragraph (g) of the definition of “Permitted Guarantee”, provided that:

(i)	(in respect of a Non-Obligor) the principal amount of Financial Indebtedness which has the benefit of such Security or Quasi-Security does not, when aggregated with the amount of obligations of that Non-Obligor incurred under paragraph (g)(i) of the definition of “Permitted Financial Indebtedness”, paragraph (g)(i) of the definition of “Permitted Guarantee” and paragraph (d)(i) of the definition of “Permitted Loan” (without double- counting), exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time; and

(ii)	(in respect of all Non-Obligors) the principal amount of Financial Indebtedness which has the benefit of such Security or Quasi-Security does not, when aggregated with the amount of obligations of all Non-Obligors incurred under paragraph (g)(ii) of the definition of “Permitted Financial Indebtedness”, paragraph (g)(ii) of the definition of “Permitted Guarantee” and paragraph (d)(ii) of the definition of “Permitted Loan” (without double- counting), exceed USD9,000,000 (or its equivalent in any other currency or currencies) in aggregate at any time; and

(l)	granted with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Share Issue” means an issue of:

(a)	shares by a member of the Group (other than the Borrower) which is a Subsidiary to its immediate Holding Company for non-cash consideration where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

(b)	share capital by the Borrower under and in accordance with the Warrant Documents, the Existing Harbert Warrant and the New Harbert Warrant Documents;

(c)	shares by the Borrower pursuant to the de-SPAC Transaction not constituting a Change of Control;

(d)	preferred stock of the Borrower in accordance with the Contribution Agreement; or

(e)	shares by a member of the Group with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

“Personal Data” means data that relate to an individual who can be identified (a “Data Subject”):

(a)	from those data; or

(b)	from those data and other information which is in the possession of, or is likely to come into the possession of, a member of the Group or Near SG.

“Plan” means an “employee pension plan” as defined in section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by an Obligor, a Subsidiary of an Obligor or any ERISA Affiliate or to which an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate has an obligation to contribute, and such plan for the five-year period immediately following the latest date on which an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Primary Creditors” has the meaning given to that term under the Intercreditor Agreement.

“Privacy Policies” means all of the privacy policies and procedures of a member of the Group or Near SG that have been adopted and implemented at any time, whether such policies or procedures are formal or informal or written or unwritten.

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, and “Processed” and “Processes” shall be construed accordingly.

“Processor” means any person or entity that Processes Personal Data on behalf of a Controller (other than an employee of the Controller).

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.

“Quarter Date” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Quarterly Financial Statements” means the financial statements for a Financial Quarter delivered pursuant to paragraph (b) of Clause 21.1 (Financial Statements) and in substantially the form set out in Schedule 11 (Quarterly Financial Statements).

“Quasi-Security” has the meaning given to that term in Clause 23.16 (Negative Pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Rate” means, in relation to any Loan:

(a)	Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than one per cent., the Reference Rate shall be deemed to be one per cent.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial Definitions). “Reorganisation” means the reorganisation in respect of:

(a)	the transfer of the assets and liabilities from Near SG to the Borrower in exchange for stock of the Borrower; and

(b)	the distribution of the Borrower’s stock to the existing shareholders of Near SG,

each pursuant to the terms of the Reorganisation Documents and in accordance with the EY Reorganisation Paper.

“Reorganisation Distribution” means any of:

(a)	the redemption of all 307,298,151 preference shares of Near SG and distribution in specie of preferred stock of the Borrower to the shareholders of Near SG holding preferences shares on a 1,000:1 basis, each in accordance with the Near SG Distribution Plan;

(b)	the capital reduction of the ordinary shares of Near SG and distribution in specie of 71,963,894 shares of common stock of the Borrower to the shareholders of Near SG holding ordinary shares on a 1,000:1 basis, each in accordance with the Near SG Distribution Plan; and

(c)	the recapitalisation of the Borrower’s common stock into preferred stock in order to effect any of the above distributions.

“Reorganisation Documents” means each of the following in the form agreed by the Borrower and the Majority Lenders:

(a)	the Contribution Agreement;

(b)	the Near SG Distribution Plan;

(c)	the Second Restated and Amended Shareholders’ Agreement; and

(d)	the Business Transfer Agreement.

“Repayment Date” means each of the following:

(a)	31 October 2023 (the “Initial Repayment Date”); and

(b)	each date falling at one month intervals after the Initial Repayment Date and falling on the last Business Day of that calendar month.

“Repayment Instalment” means any instalment for repayment specified in Clause 6.1 (Repayment of the Loans).

“Repeating Representations” means each of the representations set out in Clause 20.1 (Status) to Clause 20.6 (Governing Law and Enforcement), paragraph (b) of Clause 20.7 (No Insolvency), Clause 20.10 (No Default), paragraph (f) of Clause 20.11 (No Misleading Information), Clause 20.12 (Financial Statements), Clause 20.16 (Data Privacy), Clause 20.20 (Sanctions), Clause 20.21 (Anti-Corruption Law), Clause 20.22 (Anti-Money Laundering Laws), Clause 20.24 (Ranking) to Clause 20.27 (Shares), Clause 20.32 (Centre of Main Interests and Establishments), Clause 20.35 (Compliance with ERISA), Clause 20.36 (Investment Company Act) and Clause 20.38 (Margin Stock).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Payment” has the meaning given to that term in paragraph (a) of Clause 23.21 (Dividends and Share Redemption).

“Sanctioned Country” means any country or territory that is the subject or the target of Sanctions (currently, Cuba, Iran, North Korea, Sudan, the Crimea region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and Syria).

“Sanctions” means:

(a)	United Nations sanctions imposed pursuant to any United Nations Security Council Resolution;

(b)	U.S. sanctions or trade embargoes imposed, administered or enforced by the Office of Foreign Assets Control of the U.S Department of Treasury (OFAC), the U.S. Department of State and the U.S. Department of Commerce;

(c)	EU restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU’s Common Foreign and Security Policy; and

(d)	UK sanctions implemented, administered or enforced by Her Majesty’s Treasury (HMT);

(together the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Sanctions Target” has the meaning given to that term in paragraph (i) of Clause 23.7 (Sanctions).

“Second Restated and Amended Shareholders’ Agreement” means the second restated and amended shareholders’ agreement by and among the shareholders of Near SG, Near SG, the Borrower and the founders listed in schedule 2 thereto.

“Secured Accounts” means all the bank accounts held by:

(a)	Near SG and Near Intelligence Pte. Ltd., as set out in the Supplemental Debenture;

(b)	Near North America, Inc. and the Borrower, as set out in the US Amended and Restated Security Agreement,

which are, in each case, subject to Transaction Security.

“Secured Liabilities” has the meaning given to that term under the Intercreditor Agreement. “Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Policies” means all of the security policies and procedures of a member of the Group or Near SG that have been adopted and implemented at any time, whether such policies or procedures are formal or informal or written or unwritten.

“Shareholder Affiliate” means a shareholder of the Borrower or any Affiliate of any shareholder of the Borrower.

“Solvency Certificate” means a certificate substantially in the form set out in Schedule 9 (Solvency Certificate).

“Solvent” and “Solvency” mean, with respect to any US Obligor on a particular date, that on such date (a) such person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as the mature, (c) such person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital, (d) the fair value of such person’s property is greater than the total amount of liabilities, including contingent liabilities, of such person, and (e) the present fair saleable value of such person’s assets is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured. The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPAC Vehicle” has the meaning given to it in the definition of de-SPAC Transaction.

“Specified Time” means a day or time determined in accordance with Schedule 10 (Timetables).

“Subordinated Debt” means any Financial Indebtedness advanced to the Borrower by a shareholder of the Borrower by way of a loan, provided that:

(a)	such Financial Indebtedness is subordinated to the Secured Liabilities pursuant to the Intercreditor Agreement; and

(b)	the rights of the relevant creditor in respect of such Financial Indebtedness have been assigned by way of Security in favour of the Security Agent.

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise, provided that:

(a)	an entity which has granted Security over its shares or other ownership interest in another entity, by which the recipient of the Security (or its nominee) holds the legal title to that interest, shall nevertheless be treated as a member of that other entity; and

(b)	rights attached to shares or other ownership interests which are subject to Security shall be treated as held by the grantor of Security.

“Supplemental Debenture” means the supplemental debenture dated on or about the date of this Agreement between Harbert, the Security Agent and Near SG and Near Intelligence Pte. Ltd. as chargors.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Termination Date” means the date falling 36 months after the Initial Utilisation Date.

“Total Commitments” means, at any time, the aggregate of the Commitments, being USD30,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Warrant Documents and the Reorganisation Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Part 1 (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or such other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Amended and Restated Security Agreement” means the amended and restated security agreement over all assets dated on or about the date of this Agreement between the Security Agent and the Borrower and Near Intelligence Pte. Ltd. as grantors.

“US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.

“US Bankruptcy Laws” mean the United States Bankruptcy Code or any other United States federal or state bankruptcy, insolvency or similar law.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“US Guarantor” means any Guarantor that is incorporated or organised under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“US Obligor” means any Obligor that is incorporated or organised under the laws of the United States of America, any state or territory thereof or the District of Columbia.

“US Revenue Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a Loan.

“Utilisation Date” means the date of any Utilisation, being the date on which the Loan (the subject of such Utilisation) is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

“Warrant Documents” means the Warrant Instrument and any other document or agreement entered into or executed in connection with the Warrant Instrument or the rights set out in the Warrant Instrument and any replacement of the Warrant Instrument issued in accordance with its terms.

“Warrant Instrument” means the warrant to be issued as a condition subsequent by the Borrower to the Original Lender and any other document or agreement entered into or executed in connection with that instrument or the rights set out in that instrument and any replacement of such instrument issued in accordance with its terms.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any “Administrative Party”, the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, “Harbert”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents, and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group” of Lenders includes all the Lenders;

(vi)	“guarantee” means (other than each Common Guarantee) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to London time.

(b)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

(c)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(d)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(e)	Section, Clause and Schedule headings are for ease of reference only.

(f)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(g)	“Ipso Facto Event” means any Obligor incorporated in Singapore is subject of any proceedings as described in section 440 the IRDA.

(h)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived. An Event of Default relating to non-payment under Clause 24.1 (Non- Payment) is “continuing” if it has not been waived and an Event of Default relating to a circumstance other than non-payment under Clause 24.1 (Non-Payment) is “continuing” if it has not been remedied or waived.

(i)	Any reference in this Agreement or any other Finance Document to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate person, and any such division shall constitute a separate person hereunder and under the other Finance Documents (and each division of any limited liability company, corporation or partnership that is a subsidiary, joint venture or any other like term shall also constitute such a person or entity).

(j)	Any reference in this Agreement to “including” (or similar expression) means including, without limitation, and “includes” and “included” shall be interpreted accordingly.

1.3	Currency Symbols and Definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	The Facility

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a USD term loan facility in USD in an aggregate amount equal to the Commitment.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	the payment of the fees payable under Clause 13 (Fees) and any other fees, costs and expenses and Taxes under, or in connection with, the Finance Documents; and

(b)	the general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received, in form and substance satisfactory to it (acting on the instructions of the Original Lender) or waived receipt of, all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent). The Agent shall notify the Borrower and the Original Lender as soon as practicable upon being so satisfied.

(b)	Other than to the extent that the Original Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Original Lender authorises (but does not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further Conditions Precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation):

(a)	if on the date of the Utilisation Request and on the proposed Utilisation Date relating to that Utilisation:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)	all the representations and warranties in Clause 20 (Representations) to be made by each Obligor are true; and

(iii)	the Leverage Ratio on that proposed Utilisation Date (calculated for this purpose by reference to Adjusted Consolidated ARR rather than Consolidated ARR and on a pro forma basis (giving effect to the incurrence and full application of proceeds of the Financial Indebtedness to be incurred on that proposed Utilisation Date)) shall not exceed 1.50:1 (as certified by the CFO in a certificate provided to the Agent on or prior to the date of such Utilisation Request together with supporting materials); and

(b)	with respect to the second Utilisation under this Agreement, the Agent has received in form and substance satisfactory to it (acting on the instructions of the Majority Lenders) an unqualified Public Company Accounting Oversight Board audit for Near SG and its Subsidiaries (as at that date) for the Financial Year ending 31 December 2021 by the Borrower’s Auditors.

4.3	Maximum Number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan more than three Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided.

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period (and, in relation to the first Loan, within the Availability Period for that Loan);

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and Amount);

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(iv)	it specifies the account and bank to which the proceeds of the Loan are to be credited.

(b)	Only one Utilisation may be requested in a Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Utilisation must be:

(i)	(in respect of the first Utilisation) an amount that does not exceed USD20,000,000;

(ii)	a minimum of USD10,000,000 or, if less, the applicable Available Facility; and

(iii)	in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and Amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment

Upon the expiry of the Availability Period, the Commitment which, at that time, is unutilised shall be immediately cancelled.

6.	Repayment

6.1	Repayment of Loans

(a)	Subject to paragraphs (b) and (c) below, the Borrower shall repay the Loans in instalments by repaying on each Repayment Date specified in Column 1 below an aggregate amount equal to the relevant percentage of the principal amount of the Loans outstanding as at close of business in London on the last day of the Availability Period, which percentage is set out in Column 2 below opposite such Repayment Date.

Column 1 Repayment Date	Column 2 Repayment Instalment
The Initial Repayment Date	5.56%
The date falling on the last Business Day of the first calendar month after the Initial Repayment Date	5.56%
The date falling on the last Business Day of the second calendar month after the Initial Repayment Date	5.56%
The date falling on the last Business Day of each calendar month thereafter up to but excluding the Termination Date	5.56%

(b)	On the Termination Date, the Borrower shall repay all amounts of the Loans not otherwise repaid and/or prepaid prior to such date.

(c)	If a Repayment Date would otherwise fall on a day which is not a Business Day, that Repayment Date will instead fall on the preceding Business Day.

(d)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)	If the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.2 (Voluntary cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 5.5 (Cancellation of Commitment) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.

(c)	If any Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment) or Clause 8.2 (Disposal and Insurance Proceeds) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Loan prepaid.

7.	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the relevant Interest Period(s) occurring after the Agent has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

7.2	Voluntary Cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD5,000,000 and an integral multiple of USD1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary Prepayment

(a)	The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of a Loan by a minimum amount of USD5,000,000 and an integral multiple of USD2,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.	Mandatory Prepayment

8.1	Exit

Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Total Commitments and Facility shall immediately be cancelled and all outstanding Loans, together with accrued but unpaid interest, and all other accrued amounts under the Finance Documents, shall become immediately due and payable.

8.2	Disposal and Insurance Proceeds

(a)	For the purposes of this Clause 8.2:

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Disposal Proceeds” means Disposal Proceeds:

(i)	arising as a result of a Permitted Disposal identified under paragraphs (a), (b), (c), (e) and (f) of the definition of Permitted Disposal;

(ii)	which are reinvested in the acquisition of long term fixed assets for use in the Group’s business within one month after receipt (or three months after receipt if the relevant member of the Group has legally committed to so apply such proceeds within one month after the receipt); or

(iii)	an individual Disposal where the aggregate Disposal Proceeds:

(A)	in respect of such individual Disposal do not exceed USD500,000 (or its equivalent in any other currency or currencies); or

(B)	which, when aggregated with the Disposal Proceeds of all other Disposals made in the same Financial Year, do not exceed USD1,000,000 (or its equivalent in any other currency or currencies).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Borrower notifies the Agent are less than USD100,000, or are or are to be, applied:

(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)	The Borrower shall prepay Loans, and cancel Available Commitment, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments and cancellations):

(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds.

8.3	Application of Mandatory Prepayments and Cancellations

(a)	The Borrower shall prepay the Loans in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, on or before the date falling five (5) Business Days after receipt of such proceeds.

(b)	A prepayment under Clause 8.2 (Disposal and Insurance Proceeds) shall prepay the Loans and reduce the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (c) of Clause 6.2 (Effect of cancellation and prepayment on scheduled repayments and reductions).

8.4	Excluded Proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Borrower shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.	Restrictions

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other Amounts

Any prepayment under this Agreement shall be made together with accrued interest, in each case on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No Reborrowing of the Facility

The Borrower may not reborrow any part of any Loan which is prepaid.

9.4	Prepayment in accordance with the Agreement

The Borrower may not repay or prepay all or any part of the Loans or cancel all or any part of the Utilisations except at the times and in the manner expressly provided for in this Agreement.

9.5	No Reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) it shall as soon as practicable forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.7	Effect of Repayment and Prepayment on Commitments

If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitments (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) shall be applied pro rata to each Lender’s participation in that Loan.

10.	Interest

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate determined for that Interest Period.

10.2	Payment of Interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating thereto.

10.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, 5% per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan (if any); and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 5% per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

10.4	Notification of Rates of Interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	In respect of any Fallback Interest Payment, the Agent shall promptly upon a Fallback Interest Payment being determinable notify:

(i)	the Borrower of that Fallback Interest Payment; and

(ii)	each relevant Lender of the proportion of that Fallback Interest Payment which relates to that Lender’s participation in the relevant Loan; and

(iii)	if such Fallback Interest Payment is determined pursuant to paragraph (d) of Clause 12.1 (Unavailability of Term SOFR), the relevant Lenders and the Borrower of each applicable Central Bank Rate relating to the determination of that Fallback Interest Payment.

(c)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which Clause 12.3 (Cost of Funds) applies.

(e)	This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

11.	Interest Periods

(a)	The initial Interest Period of a Loan will start on the Utilisation Date for that Loan and end on the last Business Day of the calendar month in which that Utilisation occurred except if the Utilisation Date occurred on the last Business Day of a calendar month, in which case that Interest Period will end on the last Business Day of the calendar month immediately following the Utilisation Date.

(b)	Each subsequent Interest Period will start on the last Business Day of the preceding Interest Period of such Loan and end on the last Business Day of the calendar month immediately following that date.

(c)	An Interest Period for a Loan shall not extend beyond a Repayment Date or the Termination Date.

12.	Changes to the Calculation of Interest

12.1	Unavailability of Term SOFR

(a)	Interpolated Term SOFR

If Term SOFR is not available for the Interest Period of a Loan, the Reference Rate for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)	Historic Term SOFR

If paragraph (a) above applies but Interpolated Term SOFR is not available for the Interest Period of the relevant Loan, the Reference Rate for such Interest Period shall be Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(c)	Interpolated Historic Term SOFR

If paragraph (b) above applies but Historic Term SOFR is not available for the Interest Period of the relevant Loan, the Reference Rate for such Interest Period shall be Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(d)	Central Bank Rate

If paragraph (c) above applies but Interpolated Historic Term SOFR is not available for the Interest Period of that Loan, the Reference Rate for such Interest Period shall be the percentage rate per annum which is the arithmetric mean of the applicable Central Bank Rates for the days in the Interest Period of the Loan, provided that the Central Bank Rate applicable to the day falling five Business Days prior to the last day of the relevant Interest Period shall be deemed to be the Central bank Rate for the final five Business Days of such Interest Period.

12.2	Market disruption

If before 5.00pm on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Loan exceed 40 per cent. of the relevant Loan) that its cost of funds relating to its participation in the relevant Loan would be in excess of the Reference Rate then Clause 12.3 (Cost of Funds) shall apply to that Loan for that Interest Period.

12.3	Cost of Funds

(a)	If this Clause 12.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by 5:.00pm on the date falling five Business Days prior to the date interest is due to be paid in respect of that Interest Period for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 12.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 12.3 applies pursuant to Clause 12.2 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the Reference Rate; or

(ii)	a Lender does not notify a rate by the time specified in paragraph (a)(ii) above,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Reference Rate.

(e)	Subject to paragraph (d) above if this Clause 12.3 applies but any Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii) above the rate of interest shall be the weighted average of the rates notified to the Agent by the remaining Lenders.

12.4	Notification to Borrower

If Clause 12.3 (Cost of Funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

12.5	Break Costs

(a)	The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum in that currency being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with its demand in (a) above or otherwise as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount and basis of its Break Costs for any Interest Period in which they accrue.

13.	Fees

13.1	Arrangement Fee

The Borrower shall pay to the Arranger (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.2	Agency Fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.	Tax Gross-Up and Indemnities

14.1	Definitions

In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax Gross-Up) or a payment under Clause 14.3 (Tax Indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax Gross-Up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

14.3	Tax Indemnity

(a)	Without prejudice to Clause 14.2 (Tax Gross-Up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three (3) Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 14.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 14.3, promptly notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp Taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within five (5) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

14.6	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.7	FATCA and Other Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of any applicable:

(i)	law or regulation;

(ii)	fiduciary duty; or

(iii)	duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information relating to its status under FATCA requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is the Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall promptly notify the other Finance Parties.

15.	Increased Costs

15.1	Increased Costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any law that implements or applies Basel III or CRD IV.

The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(ii)	“CRD IV” means:

(A)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”);

(B)	Directive No. 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD”);

(C)	CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(D)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 (the “WAA”)) implemented CRD and its implementing measures;

(E)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(F)	any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

(iii)	Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

15.2	Increased Cost Claims

(a)	A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent (and such demand will be made by the Agent only upon written request of the Borrower), provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax Indemnity) (or would have been compensated for under Clause 14.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax Indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 14.1 (Definitions).

16.	Mitigation by the Lenders

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1

(Illegality), Clause 14 (Tax Gross-Up and Indemnities) or Clause 15 (Increased Costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of Liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.3	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

17.	Other Indemnities

17.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within five (5) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other Indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify each Secured Party against any cost, loss or liability (other than those caused by the negligence or willful misconduct of that Secured Party alone) incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	investigating any event which it reasonably believes if a Default;

(c)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(d)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(f)	acting or relying on any notice, request or instructions which it reasonable believes to be genuine, correct and appropriately authorised;

(g)	the taking, holding, protection or enforcement of the Transaction Security.

17.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) in acting as Agent under the Finance Documents.

18.	Costs and Expenses

18.1	Transaction Expenses

The Borrower shall, within five (5) Business Days of demand, pay the Finance Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security, where such costs and expenses have been agreed to by the Borrower before they are incurred; and

(b)	any other Finance Documents executed after the date of this Agreement,

which costs and expenses shall be payable whether or not the Facility (or any part thereof) is utilised.

18.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required or expressly contemplated under a Finance Document,

the Borrower shall, within five (5) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and Preservation Costs

The Borrower shall, within five (5) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation or exercise of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of entering into any Finance Document, taking or holding the Transaction Security or enforcing those rights.

19.	Guarantee and Indemnity

19.1	Guarantee and Indemnity

Each Guarantor shall grant a Common Guarantee by its execution of the Intercreditor Agreement.

20.	Representations

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

20.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding Obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above and subject to the Perfection Requirements), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.3	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents, and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group or Near SG; or

(c)	any agreement or instrument binding upon it or any member of the Group or Near SG or any of its or any member of the Group’s or Near SG’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

20.4	Power and Authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.5	Validity and Admissibility in Evidence

(a)	Subject to the Perfection Requirements, all Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.9 (No Filing or Stamp Taxes), which Authorisations will be promptly obtained or effected after the date of this Agreement, and in the case of any Additional Guarantor, the date on which such Additional Guarantor accedes to this Agreement as an Obligor.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of each member of the Group and Near SG, and which are material, have been obtained or effected and are in full force and effect.

20.6	Governing Law and Enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.7	No Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency Proceedings); or

(ii)	creditors’ process described in Clause 24.9 (Creditors’ Process),

has been taken or threatened in relation to a member of the Group or Near SG (other than a Permitted Dissolution); and none of the circumstances described in Clause 24.7 (Insolvency) applies to a member of the Group or Near SG.

(b)	Each US Obligor is Solvent.

20.8	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

20.9	No Filing or Stamp Taxes

Under the laws of its Relevant Jurisdictions, it is not necessary that the Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar Tax or fee be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for:

(a)	the Perfection Requirements and payment of associated fees;

(b)	any stamp duty payable as contemplated by any Transaction Security Document; and

(c)	any Taxes or fees payable in connection with entering into a Transfer Certificate or an Assignment Agreement or pursuant to any other transfer by a Lender or any of its rights or obligations under any Finance Document.

20.10	No Default

(a)	No Event of Default and, on the date of this Agreement and the Initial Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Loan or its entry into, its performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.11	No Misleading Information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

(a)	any factual information provided by or on behalf of an Obligor to the Finance Parties in respect of the Facility (including the Base Case Model) (the “Information”) (other than any matter of opinion and any information of a general economic, sector, geography or industry specific nature) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(b)	the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair (in each case, as at the date of preparation) and based on reasonable assumptions and have been approved by the board of directors of the Borrower;

(c)	any financial projection or forecast contained in the Information (including those in the Base Case Model) have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration (it being understood that the projections or forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such projections or forecasts will be realised);

(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Base Case Model were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information and no information has been given or withheld that results in the Information being untrue or misleading in any material respect (it being understood that the projections or forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such projections or forecasts will be realised); and

(f)	all other written information provided by any member of the Group and Near SG (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.12	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the applicable Accounting Principles consistently applied (unless disclosed to the contrary to the Agent in writing prior to the date of this Agreement).

(b)	The Original Financial Statements fairly present the financial condition of the relevant company and its results of operations during the relevant financial year (unless disclosed to the contrary to the Agent in writing prior to the date of this Agreement).

(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the Original Financial Statements, other than the reorganisation in respect of the transfer of the assets and liabilities from Near SG to the Borrower and Near Intelligence Pte. Ltd. in accordance with the EY Reorganisation Paper.

(d)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(e)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied

(f)	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements), there has been no material adverse change in the assets, business or financial condition of the Group.

20.13	Pari Passu Ranking

Subject to the Legal Reservations, its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.14	No Proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries which judgment or order has or is reasonably likely to have a Material Adverse Effect.

20.15	No Breach of Laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which have or are reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group or Near SG which have or are reasonably likely to have a Material Adverse Effect.

20.16	Data Privacy

(a)	Each member of the Group and Near SG has at all times since 2 January 2013 complied with all applicable Data Protection Laws, Privacy Policies and Security Policies, including without limitation:

(i)	complying with all data protection principles established under any applicable laws; and

(ii)	honoring requests from Data Subjects to exercise their legal rights with respect to Personal Data for which a member of the Group or Near SG is a Controller.

(b)	At no point since 2 January 2013 has there been any unauthorized or unlawful Processing of any Personal Data in respect of which the Borrower, any member of the Group or Near SG was a Controller at the time.

(c)	Neither the Borrower nor any other member of the Group nor Near SG has received:

(i)	any formal written notice from any Authority alleging non-compliance with applicable Data Protection Laws;

(ii)	any other written complaint from any person alleging that the Processing of Personal Data by, or on behalf of, the Borrower or any member of the Group or Near SG, is unlawful or materially inconsistent with the Data Protection Laws, any Privacy Policy or Security Policy; or

(iii)	any notice of any claim or legal action brought by, or on behalf of, any person in respect of any breach of any Data Protection Laws, or any contract regarding the Processing of Personal Data,

and neither the Borrower nor any other member of the Group nor Near SG has reason to believe that any such notice or complaint is likely to be received.

(d)	In each instance in which a member of the Group or Near SG has engaged a Processor to Process Personal Data on its behalf, such Processor has been appointed under a written contract that satisfies the requirements of applicable Data Protection Laws and that assists with ensuring the Group member’s and Near SG’s compliance with applicable Data Protection Laws (including without limitation by imposing binding obligations on the Processor to limit the purposes of Processing and to put in place adequate security requirements for the processing of Personal Data), and the Borrower or member of the Group or Near SG, as applicable, has performed all reasonable due diligence to ensure that such Processor is compliant with the requirements of that contract.

(e)	Neither the Borrower nor any other member of the Group nor Near SG has transferred, or has instructed or permitted any Processor to transfer, any Personal Data to any recipient outside the European Economic Area, the United Kingdom or Singapore, as appropriate, except as in accordance with all applicable Data Protection Laws.

(f)	The Borrower, each member of the Group and Near SG has in place, and has at all times since 2 January 2013 maintained:

(i)	appropriate Privacy Policies and Security Policies governing the lawful Processing of Personal Data by the Borrower, each member of the Group and Near SG and their respective Processors; and

(ii)	appropriate, and regularly refreshed, training for all relevant employees and other personnel, contractors or Processors who Process Personal Data on behalf of the Borrower, any other member of the Group or Near SG.

20.17	Environmental Permits

It and each member of the Group and Near SG have obtained all requisite Environmental Permits and are in compliance with such Environmental Permits, except where such failure to obtain those Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

20.18	Environmental Laws

(a)	Each member of the Group and Near SG is in compliance with Clause 23.3 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim has been commenced against any member of the Group or Near SG or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group or Near SG.

20.19	Taxation

(a)	It is not (and none of its Subsidiaries nor Near SG is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries nor Near SG is) overdue in the payment of any amount in respect of Tax (save where such payment is in dispute and has been adequately provided for by the Group or Near SG).

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries or Near SG) with respect to Taxes.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

20.20	Sanctions

(a)	It, each member of the Group and Near SG has instituted and maintained policies and procedures designed to ensure compliance with Sanctions that are applicable to it, such member of the Group or Near SG or persons associated with it, such member of the Group or Near SG.

(b)	Neither it nor any member of the Group nor Near SG nor, to the best of its knowledge, any director, officer, employee, agent, controlled Affiliate or other person acting on behalf of, at the direction or in the interest of it, any member of the Group or Near SG is a person that is a Sanctions Target.

(c)	Neither it nor any member of the Group nor Near SG has or intends to have any business operations or other dealings:

(i)	in any Sanctioned Country;

(ii)	with any specially designated national on a Sanctions List or with a designated person targeted by asset freeze sanctions imposed by any Sanctions Authority;

(iii)	involving commodities or services of a Sanctioned Country origin or shipped to, through, or from a Sanctioned Country, or on Sanctioned Country owned or registered vessels or aircraft, or finance or subsidise any of the foregoing exceeding 5% aggregated in comparison to that member of the Group’s or Near SG’s total assets or revenues.

(d)	To the best of its knowledge and belief (having made due and careful enquiry) no actions or investigations by any Sanctions Authority are ongoing or threatened against any member of the Group or Near SG in relation to a breach of Sanctions or any action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Group or Near SG including any of their existing or previous officers, directors, employees, agents, affiliates, associated parties and persons acting on their behalf with respect to Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

(e)	This representation and warranty shall not, and nothing in the Finance Documents shall, (i) apply to the extent that this representation and warranty and/or any obligations of any person under or in relation to this representation and warranty would violate or expose any such person, any Obligor or Finance Party (or any of their respective Affiliates and/or Related Funds or their or such Affiliates’ or Related Funds’ directors, officers, employees, agents, management or advisers) to any liability under any applicable Blocking Law that is in force from time to time in any applicable jurisdiction or (ii) create or establish an obligation or right for any person to the extent that, by agreeing to it, complying with it, exercising it, having such obligation or right, or otherwise, such person or any Obligor or Finance Party (or any of their respective Affiliates and/or Related Funds or their or such Affiliates’ or Related Funds’ directors, officers, employees, agents, management or advisers) would be in violation of any applicable Blocking Law, and any representation and warranty or undertaking made in or pursuant to the above shall be so limited in relation to such person and to that extent shall not be made by nor apply to any such person.

20.21	Anti-Corruption Laws

(a)	Neither it nor any member of the Group nor Near SG, nor, to the best of its knowledge and belief (having made due and careful enquiry), any director, officer, employee, associated party or person acting on behalf of the Group or Near SG has engaged in any activity which would breach any Anti-Corruption Laws.

(b)	Each member of the Group and Near SG has instituted and will maintain and enforce policies and procedures designed to ensure compliance with the Anti-Corruption Laws.

(c)	To the best of its knowledge and belief (having made due and careful enquiry) no actions or investigations by any governmental or regulatory agency are ongoing or threatened against any member of the Group or Near SG, or any of their directors, officers, employee, associated party or person acting on their behalf in relation to a breach of Anti-Corruption Laws.

20.22	Anti-Money Laundering Laws

(a)	Each member of the Group and Near SG has, to the best of its knowledge and belief (having made due and careful enquiry), complied at all times with applicable financial record keeping and reporting requirements and money laundering statutes in all jurisdictions in which a member of the Group or Near SG conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Anti- Money Laundering Laws”).

(b)	Each member of the Group and Near SG has instituted and will maintain and enforce policies and procedures designed to ensure compliance with the Anti-Money Laundering Laws.

(c)	To the best of its knowledge and belief (having made due and careful enquiry) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Group or Near SG including any of their existing or previous officers, directors, employees, agents, affiliates, associated parties and persons acting on their behalf with respect to Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

20.23	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group or Near SG other than Permitted Security.

(b)	No member of the Group nor Near SG has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

20.24	Ranking

Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

20.25	Good Title to Assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.26	Legal and Beneficial Ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

20.27	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

20.28	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any material respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it which is material to its business.

20.29	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows each member of the Group and Near SG and their shareholders.

20.30	Obligors

(a)	Each Subsidiary of the Borrower incorporated in Singapore and each Material Company is or will be an Obligor on the Initial Utilisation Date.

(b)	The aggregate of the ARR of the Obligors (excluding Near SG) and the net assets of the Obligors (excluding Near SG) on the Initial Utilisation Date (calculated on an unconsolidated basis) exceeds 85% of Consolidated ARR and the consolidated net assets of the Group.

20.31	Accounting Reference Date

The Accounting Reference Date of the Borrower and the Group (on a consolidated basis) is 31 December.

20.32	Centre of Main Interests and Establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

20.33	No AIFs or AFIMs

None of the Obligors is an AIF or an AIFM.

20.34	Shareholder Loans

The Borrower does not owe Financial Indebtedness to any of its shareholders.

20.35	Compliance with ERISA

(a)	Each Plan is in compliance in form and operation with its terms and with ERISA and the US Revenue Code (including without limitation the US Revenue Code provisions compliance with which is necessary for any intended favourable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under section 401(a) of the US Revenue Code has received a favourable determination letter from the IRS to the effect that it meets the requirements of sections 401(a) and 501(a) of the US Revenue Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favourable opinion letter from the IRS, and, to the knowledge of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favourable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	There exists no Unfunded Pension Liability with respect to Plans other than as would not, in the aggregate, have a Material Adverse Effect.

(c)	No Obligor, no Subsidiary of any Obligor and, to the knowledge of the Borrower, no ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.

(d)	There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e)	Each Obligor, each Subsidiary of an Obligor and, to the knowledge of the Borrower, each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)	No Plan which is subject to section 412 of the US Revenue Code or section 302 of ERISA has applied for or received a waiver of the minimum funding standard under section 412 of the US Revenue Code or section 302 of ERISA or an extension of any amortisation period under section 412 of the US Revenue Code. Each Obligor, each Subsidiary of an Obligor, and, to the knowledge of the Borrower, each ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of section 4063 of ERISA or ceased making contributions to any Plan subject to section 4064(a) of ERISA to which it made contributions. No Obligor, no Subsidiary of any Obligor and, to the knowledge of the Borrower, no ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect, and no lien imposed under the US Revenue Code or ERISA on the assets of any Obligor, any Subsidiary of an Obligor or, to the knowledge of the Borrower, any ERISA Affiliate exists or is likely to arise on account of any Plan. No Obligor, no Subsidiary of any Obligor and, to the knowledge of the Borrower, no ERISA Affiliate has any liability under section 4069 or 4212(c) of ERISA other than as would not, individually or in aggregate have a Material Adverse Effect.

20.36	Investment Company Act

Each US Obligor is not an “investment company”, nor is it “controlled” by an “investment company”, within the meaning of the US Investment Company Act of 1940, as amended. Neither the making of any Utilisation nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the US Securities and Exchange Commission thereunder.

20.37	Reorganisation

(a)	No member of the Group has any liabilities or commitments (actual or contingent, present or future) to Near SG or any of its Subsidiaries.

(b)	As of the date of this Agreement:

(i)	all assets and liabilities of Near SG (other than the shares of the Dormant Entities and cash in the amount of no more than USD200,000, which has been retained for liquidation expenses) have been beneficially transferred to the Borrower pursuant to the terms of the Reorganisation Documents and in accordance with the EY Reorganisation Paper;

(ii)	all employees of Near SG have executed new employment contracts with the Group; and

(iii)	all contracts which are necessary for the conduct of the business, trade and ordinary activities of the Group, and to which Near SG was a party, have been novated to the Group or renewed with a member of the Group.

20.38	Margin Stock

No proceeds of any Utilisation will be used to purchase or carry any Margin Stock (as defined in US Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof) or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Utilisation nor the use of the proceeds of it will violate or be inconsistent with the provisions of US Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

20.39	de-SPAC Transaction

(a)	All rights and obligations of the Obligors under the Finance Documents, the Transaction Security created under the Transaction Security Documents, the Transaction Security Documents and any warrants issued under the Warrant Documents remain in full force and effect following each step of the de-SPAC Transaction and completion thereof.

(b)	All rights and obligations of the Borrower under the Finance Documents and the Warrant Documents shall be assumed by Merger Sub 2 immediately upon the completion of the Second Merger as a matter of law.

20.40	Time when Representations Made

(a)	All the representations and warranties in this Clause 20 are made by the Obligors on the date of this Agreement and are deemed to be made on the Initial Utilisation Date.

(b)	Subject to paragraph (c) below, the Repeating Representations are deemed to be made by each Obligor:

(i)	on the date of each Utilisation Request;

(ii)	on each Utilisation Date; and

(iii)	on the first day of each Interest Period.

(c)	The Repeating Representations contained in paragraphs (a) to (c) of Clause 20.12 (Financial Statements) will cease to be deemed to be made by each Obligor once subsequent financial statements have been delivered under this Agreement.

(d)	All the representations and warranties in this Clause 20 except Clause 20.11 (No Misleading Information) and Clause 20.29 (Group Structure Chart) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(e)	The representations and warranties contained in Clause 20.39 (de-SPAC Transaction) are deemed to be made by each Obligor on each date on which any step of the de-SPAC Transaction occurs.

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	Information Undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial Statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years (commencing from the Financial Year ending 31 December 2022), its audited consolidated financial statements for that Financial Year;

(b)	as soon as they are available, but in any event within 45 days after the end of each of its Financial Quarter (commencing from the Financial Quarter ending 30 June 2022), its consolidated financial statements for that Financial Quarter;

(c)	as soon as they are available, but in any event within 15 days after the end of each month:

(i)	in respect of the first six months after the Initial Utilisation Date, its key performance indicators for that month in accordance with Clause 21.3 (Requirements as to Financial Statements); and

(ii)	in respect of each month thereafter, its management financial accounts for that month; and

(d)	as soon as they are available, but in any event by 31 May 2022:

(i)	an unqualified Public Company Accounting Oversight Board audit for Near SG and its Subsidiaries for the Financial Year ending 31 December 2021 by the Borrower’s Auditors; and

(ii)	the consolidated financial statements for Near SG and its Subsidiaries for the Financial Quarter ending 31 March 2022.

21.2	Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Agent, with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail):

(i)	computations as to compliance with Clause 22 (Financial Covenants); and

(ii)	(in the case of each Compliance Certificate supplied with each set of Annual Financial Statements) the calculation of the Obligor Threshold Requirement (together with a list of Material Companies), in each case, as at the date as at which those financial statements were drawn up.

(c)	Each Compliance Certificate shall be signed by either the CEO or CFO and, if required to be delivered with the Annual Financial Statements, shall be reported on by the Borrower’s Auditors in the form agreed by the Borrower and the Majority Lenders.

21.3	Requirements as to Financial Statements

(a)	The Borrower shall procure that each set of financial statements delivered by the Borrower pursuant to Clause 21.1 (Financial Statements) includes a balance sheet, profit and loss account and cashflow statement. In addition, the Borrower shall procure that:

(i)	each set of its Annual Financial Statements shall be audited by the Borrower’s Auditors;

(ii)	each set of Quarterly Financial Statements is in substantially the form set out in Schedule 11 (Quarterly Financial Statements) and includes a cashflow forecast in respect of the Group relating to the three month period commencing at the end of the relevant Financial Quarter; and

(iii)	each set of Monthly Financial Statements:

(A)	falling within paragraph (a) of such definition includes revenues, billings, cash balances in bank accounts and accounts receivables in respect of the Group relating to that month; and

(B)	falling within paragraph (b) of such definition is in substantially the form set out in Schedule 11 (Quarterly Financial Statements), except that there shall be no requirement to include the top 20 customers in such management financial accounts.

(b)	Each set of financial statements delivered by the Borrower pursuant to Clause 21.1 (Financial Statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) its financial condition as at the date to which those financial statements were drawn up and its results of operations during the period to which they relate, and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the auditors of those Annual Financial Statements and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Borrower comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, and unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and the Borrower’s Auditors (or, if appropriate, the auditors of the Obligor) (as the case may be)) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles and accounting practices upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the auditors of that member of the Group, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with those auditors. In this event, the Borrower must ensure that those auditors are authorised (at the expense of the Borrower:

(i)	to discuss the financial position of the relevant member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request,

and, without prejudice to the Lender’s rights under this paragraph (c), a representative of the Borrower shall be entitled (but shall not be required) to attend any such discussions.

21.4	Budget

(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Borrower shall ensure that each Budget for a Financial Year:

(i)	is in a form reasonably acceptable to the Agent and includes:

(A)	a projected consolidated profit and loss, balance sheet and cashflow statement for the Group; and

(B)	projected financial covenant calculations,

for that Financial Year and for each Financial Quarter of that Financial Year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.

(c)	If the Borrower updates or changes the Budget in any material respect, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Bank Statements

Each Obligor shall, and the Borrower shall ensure each member of the Group will, deliver to the Agent within five Business Days after the end of each month, copies of all of its bank statements for each bank account held in its name (including each Secured Account).

21.6	Group Companies

The Borrower shall, at the request of the Agent, supply to the Agent a report issued by the Borrower’s Auditors stating which of its Subsidiaries are Material Companies and confirming that the aggregate of ARR of the Obligors (excluding Near SG) and the aggregate net assets of the Obligors (excluding Near SG) (calculated on an unconsolidated basis) exceeds 85% of Consolidated ARR and the consolidated net assets of the Group.

21.7	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, at least two directors of the Borrower (one of whom shall be the CFO) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

21.8	Year-End

The Borrower shall not change its Accounting Reference Date.

21.9	Information: Miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower or Near SG to its shareholders generally (or any class of them) or dispatched by the Borrower or any of the Obligors to its creditors generally (or any class of them);

(b)	promptly, all minutes of board meetings and shareholders’ meetings of the Borrower and Near SG together with copies of documents presented to such meetings (redacted, if necessary, to remove any sensitive or confidential information where required by law or which would not materially affect the position of the Lenders under the Finance Documents);

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any member of the Group or Near SG;

(d)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group or Near SG;

(e)	promptly upon becoming aware of them, the details of any intention of any Obligor (or any of its creditors) to commence any action which could give rise to an Ipso Facto Event;

(f)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(g)	promptly upon becoming aware of them, details of any renewal or termination of, or update to, a Key Contract and the terms of any renewed Key Contract or update;

(h)	promptly upon entry into the same, details of any new Key Contract, including the terms of such Key Contract;

(i)	promptly, the details of any changes to the Group Structure Chart;

(j)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories;

(k)	promptly, such further information regarding the financial condition, assets, business and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement or any changes to management of the Group as any Finance Party (through the Agent) may reasonably request;

(l)	promptly (and in any event within three Business Days) upon any member of the Group or Near SG becoming aware of them, in so far as applicable law permits, any notice received from any Authority with respect to Data Protection Laws, or any complaint or claim from any person regarding compliance with Data Protection Laws;

(m)	promptly (and in any event within three Business Days) upon any member of the Group or Near SG becoming aware of them, in so far as applicable law permits, details of any actual or suspected, data breach or security incident impacting the confidentiality, integrity or availability of Personal Data or information technology systems that are controlled by any member of the Group or Near SG; and

(n)	promptly (and in any event within three Business Days) upon becoming aware of them, in so far as applicable law permits, details of any investigation conducted by any Authority into a member of the Group or Near SG with respect to Data Protection Laws.

21.10	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.11	ERISA

The Borrower shall supply to the Agent for the Lender:

(a)	promptly and in any event within 15 Business Days after any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate files a Schedule SB (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule SB);

(b)	promptly and in any event within 30 Business Days after any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the CFO describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Obligor, Subsidiary of an Obligor, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event, and, in the case of ERISA Events under paragraphs (e) and (g) of the definition thereof, notice shall not be required unless such ERISA Events would reasonably be expected to have a Material Adverse Effect; and

(c)	promptly, and in any event within 30 Business Days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under section 4201 of ERISA, if each Obligor, each Subsidiary of an Obligor and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to section 412 of the US Revenue Code by an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate or (iv) the adoption of any amendment to a Plan subject to section 412 of the US Revenue Code which results in a material increase in contribution obligations of an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate, a detailed written description thereof from the CFO.

21.12	“Know your customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement (including the merger of the Borrower with Merger Sub 2 pursuant to the de-SPAC Transaction); or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall (and shall ensure Merger Sub 2 will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (b) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

(e)	Without limiting the generality of the foregoing, each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107 56 (signed into law 26 October, 2001)) (as amended from time to time, the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and any other Obligor and other information that will allow such Lender to identify the Borrower and any other Obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

21.13	Material Non-Public Information

If requested by a Finance Party, no Obligor shall (and the Borrower shall ensure that no other member of the Group will), at any time, disclose any material non-public information regarding it or the Group to that Finance Party.

22.	Financial Covenants

22.1	Financial Definitions

In this Agreement:

“Adjusted Consolidated ARR” means Consolidated ARR less ARR attributable to MobileFuse, LLC, Big Mobile Group Pty Ltd and Aelius Exploitation Technologies, LLC.

“ARR” means, with respect to any Customer Contract, the amount equal to the lower of (i) the amount billed in the immediately preceding Financial Quarter multiplied by four and (ii) the amount to be billed to such customer by a member of the Group in the following Relevant Period; provided that amounts shall only be included in ARR:

(a)	if such customer has:

(i)	made at least one payment to a member of the Group in the most recently ended Relevant Period representing the amount billed in the year of that Customer Contract; or

(ii)	prepaid the remaining subscription revenue due under that Customer Contract; and

(b)	to the extent contractually due and cannot be cancelled by the customer (other than due to the insolvency of the Borrower),

but, in each case, excluding any project revenues and other exceptional revenues. “Consolidated ARR” means the consolidated ARR for the Group.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019, have been treated as an operating lease).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Leverage Ratio” means (subject to paragraph (a)(iii) of Clause 4.2 (Further Conditions Precedent) and paragraph 1(g) in Part 1 of Schedule 2 (Conditions Precedent)) for any Relevant Period, the ratio of Total Debt as of the last day of that Relevant Period to Consolidated ARR for that Relevant Period.

“Minimum Liquidity” means, on a day, the aggregate of Cash (which, to the extent not in US dollars, converted into US dollars at the Prevailing Exchange Rate) standing in cleared funds in the Secured Accounts on that day as reflected in the most recent account statements of each Secured Account delivered to the Agent no earlier than five (5) Business Days before the relevant date, provided that if a request was made by the Agent for the account statements of any Secured Account deliverable pursuant to Clause 21.5 (Bank Statements) and such statements were not delivered to the Agent in accordance with Clause 21.5 (Bank Statements) within one Business Day of such request, the balance of that Secured Account shall be deemed to be zero until the account statements of that Secured Account are delivered to the Agent.

“Prevailing Exchange Rate” means the selling transfer rate of exchange published by the European Central Bank on its website (https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/ html/index.en.html) at or about 16:00 CET on the date of such conversion, or where no such rate is published or otherwise available on its website on such conversion date, on the immediately preceding Business Day on which such rate was published or otherwise available on its website.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December. “Relevant Period” means each period of twelve months ending on a Quarter Date. “Test Date” means each Quarter Date.

“Total Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Financial Indebtedness at that time, but:

(a)	excluding any such obligations to any other member of the Group; and

(b)	excluding any such obligations in respect of Subordinated Debt, and so that no amount shall be included or excluded more than once.

22.2	Financial Condition

The Borrower shall ensure that:

(a)	Leverage Ratio

The Leverage Ratio in respect of any Relevant Period ending on a Test Date shall not exceed 1.50:1.

(b)	Minimum Liquidity

Minimum Liquidity shall not be less than USD10,000,000 at any time.

22.3	Financial Testing

The financial covenants set out in Clause 20.2 (Financial Condition) shall be calculated in accordance with GAAP, as varied by this Agreement and tested by reference to each of the financial statements of the Borrower delivered pursuant to Clause 21.1 (Financial Statements) (as adjusted if necessary pursuant to each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate)).

23.	General Undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.2	Compliance with Laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject where failure to do so has or is reasonably expected to have a Material Adverse Effect, except in each case, in instances in which such compliance would result in a violation of, conflict with, or liability under any Blocking Law.

23.3	Environmental Compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4	Environmental Claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group or Near SG which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group or Near SG.

23.5	Anti-Corruption Law

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group nor Near SG will) directly or indirectly use lend or contribute the proceeds of the Facility for any purpose which would breach Anti-Corruption Laws.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group and Near SG will):

(i)	conduct its businesses in compliance with applicable Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws.

23.6	Anti-Money Laundering Laws

No Obligor shall (and the Borrower shall ensure that no other member of the Group nor Near SG will), nor shall any of their respective existing or previous officers, directors, employees, agents, affiliates, associated parties and persons acting on their behalf, directly or indirectly use the proceeds of any Loan for any purpose that would breach any Anti-Money Laundering Laws.

23.7	Sanctions

(a)	The Borrower shall not (and shall ensure that no member of the Group nor Near SG will) directly or, to the best of its knowledge (having made such enquiries as are reasonable) indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity:

(i)	to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is (collectively a “Sanctions Target”):

(A)	the subject or the target of any Sanctions;

(B)	owned 50% or more by or otherwise controlled by, or acting on behalf of one or more persons referenced in paragraph (i) above; or

(C)	located, organised or resident in a Sanctioned Country;

(ii)	to fund or facilitate any activities of or business in any Sanctioned Country; or

(iii)	in any other manner that will result in a violation of Sanctions by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions.

(b)	This undertaking shall not, and nothing in the Transaction Documents shall, (i) apply to the extent that this undertaking and/or any obligations of any person under or in relation to this undertaking would violate or expose any such person or any Obligor or Finance Party (or any of their respective Affiliates and/or Related Funds or their or such Affiliates’ or Related Funds’ directors, officers, employees, agents, management or advisers) to any liability under any applicable Blocking Law that is in force from time to time in any applicable jurisdiction or (ii) create or establish an obligation or right for any person to the extent that, by agreeing to it, complying with it, exercising it, having such obligation or right, or otherwise, such person or any Obligor or Finance Party (or any of their respective Affiliates and/or Related Funds or their or such Affiliates’ or Related Funds’ directors, officers, employees, agents, management or advisers) would be in violation of any applicable Blocking Law, and any representation or undertaking made in or pursuant to the above shall be so limited in relation to such person and to that extent shall not be made by nor apply to any such person.

23.8	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial Statements); and

(iii)	such payment can be lawfully withheld.

(b)	No member of the Group or Near SG may change its residence for Tax purposes.

(c)	To the extent any annual report of an Obligor or member of the Group has not been filed within the required time period as at the date of this Agreement, such Obligor shall (and the Borrower shall ensure that the relevant member of the Group will) file such annual report and pay and discharge all Taxes (including any penalties) imposed upon it or its assets, in each case, promptly, to avoid incurring penalties or any further penalties (as the case may be).

23.9	Data Privacy

(a)	Subject to paragraphs (b) and (c) below, each Obligor shall (and the Borrower shall ensure that each member of the Group and Near SG will):

(i)	ensure that any product or service produced or provided (as the case may be) by the Group or Near SG are in compliance with all applicable laws and regulations in the relevant jurisdictions in which such product and service are produced and/or provided, including but not limited to the Data Protection Laws;

(ii)	comply in all respects with all Data Protection Laws, Privacy Policies and Security Policies, and contracts relating to the data privacy, data protection and data security to which it may be subject;

(iii)	ensure at all times there is no unauthorized or unlawful Processing of any Personal Data in respect of which it or any member of the Group or Near SG is a Controller;

(iv)	maintain appropriate and accurate Privacy Policies and Security Policies governing the lawful Processing of Personal Data by it, each of its Subsidiaries and their respective Processors;

(v)	(A) audit the consent mechanisms used by all third party data providers on a quarterly basis, and on the Agent’s request promptly supply evidence of such completed audits to the Agent (in the form requested by the Agent), acting on the instructions of the Majority Lenders; and (B) ensure that such third party data providers are obliged to notify the Borrower or the relevant member of the Group or Near SG if any changes are made to such consent mechanisms;

(vi)	ensure that all international transfers of Personal Data are made in accordance with applicable Data Protection Laws, including but not limited to Chapter V of the GDPR and/or Part 3 of the Singapore Personal Data Protection Regulations 2021, as appropriate;

(vii)	ensure that the notices provided to, and consents obtained from, end-user Data Subjects by all third party data providers comply with the Data Protection Laws, including, but not limited to, that the notices adequately disclose sufficient information on the Group’s and Near SG’s Processing of Personal Data, and that the Group and Near SG will rely upon the consent granted by Data Subjects for its own purposes of Processing;

(viii)	ensure that all contracts of the Group and Near SG entered into with third party data providers:

(A)	include binding obligations on the third party data provider to only provide Personal Data to the Borrower or relevant member of the Group or Near SG where consent compliant with applicable Data Protection Laws has been obtained from Data Subjects, and the relevant consent wording displayed to Data Subjects specifically names Near SG and the relevant member(s) of the Group with which the Personal Data will be shared;

(B)	include an adequate right for the Borrower or relevant member of the Group or Near SG to conduct compliance audits on the third party data provider; and

(C)	include binding obligations on the third party data provider that assist with ensuring the Group member’s and Near SG’s compliance with applicable Data Protection Laws, including without limitation to ensure accuracy of the Personal Data and to put in place adequate security arrangements for the Processing of Personal Data; and

(ix)	ensure that all contracts of the Group or Near SG with Processors and / or other vendors include binding obligations on such Processors and / or other vendors that assist with ensuring the Group member’s and Near SG’s compliance with applicable Data Protection Laws including without limitation to put in place adequate security arrangements for the Processing of Personal Data.

(b)	From the date of this Agreement up to and including 30 September 2022, an Obligor or member of the Group and Near SG shall be required to comply with paragraph (a) above where failure to do so has or is reasonably likely to have a Material Adverse Effect. For the avoidance of doubt, this paragraph (b) shall not apply after 30 September 2022, following which, each Obligor shall (and the Borrower shall ensure each member of the Group and Near SG will) be in compliance with the paragraph (a) above irrespective of whether failure to do so has or is reasonably likely to have a Material Adverse Effect.

(c)	Near SG shall not be required to comply (and the Borrower shall not be required to ensure that Near SG will comply) with this Clause 23.9 upon it ceasing to be a Guarantor in accordance with Clause 27.3 (Resignation of a Guarantor).

Restrictions on business focus

23.10	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any Permitted Disposal or, in respect of the Borrower or Merger Sub 2 as the surviving entity following the merger of the Borrower with Merger Sub 2 pursuant to the de-SPAC Transaction, the de-SPAC Transaction.

23.11	Change of Business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower, the Obligors or the Group taken as a whole from that carried on by the Group at the date of this Agreement (except as a result of any Permitted Disposal) but this shall not prevent any member of the Group from engaging in any ancillary or related business.

23.12	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	acquire any company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

(c)	No Obligor shall, and the Borrower shall not permit any member of the Group to, make any monetary investment (whether by way of equity, debt or otherwise) in a Dormant Entity or Near SG, except as permitted by Clause 23.37 (Dissolution).

23.13	Joint Ventures

No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

Restrictions on dealing with assets and Security

23.14	Preservation of Existence and Assets

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

23.15	Pari Passu Ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents at all times rank and continue to rank at least pari passu with the claims of all of its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.16	Negative Pledge

In this Clause 23.16, Quasi-Security means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.

23.17	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

(c)	Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall:

(i)	any Obligor be permitted to dispose of any Intellectual Property, whether as a disposal, investment, Restricted Payment or otherwise, either directly or indirectly, to any Shareholder Affiliate; and

(ii)	any Obligor be permitted to dispose of any Intellectual Property, whether as a disposal, investment, Restricted Payment or otherwise, either directly or indirectly, to any Non-Obligor,

provided that any Obligor shall be permitted to grant non-exclusive licenses to any Non-Obligor in the ordinary course of business.

23.18	Arm’s Length Basis

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms.

(b)	The following transactions shall not be a breach of this Clause 23.18:

(i)	intra-Group loans permitted under Clause 23.19 (Loans or Credit); and

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial Conditions Precedent) or agreed by the Agent (acting on the instructions of the Majority Lenders).

Restrictions on movement of cash – cash out

23.19	Loans or Credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan.

23.20	No Guarantees or Indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) provide or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a Permitted Guarantee.

23.21	Dividends and Share Redemption

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no other member of the Group nor Near SG will):

(i)	declare, make or pay any dividend, charge, fee or other distribution or interest on any unpaid dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group or Near SG to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower or Near SG;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)	repay any loan owing to any shareholder of the Borrower or Near SG, (each, a “Restricted Payment”).

(b)	Paragraph (a) does not apply to a Restricted Payment which is a Permitted Distribution.

Restrictions on movement of cash – cash in

23.22	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

23.23	Share Capital

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

23.24	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for prudent companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters

23.25	Pensions

(a)	The Borrower shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are funded in compliance with the Group’s legal and contractual obligations and that no action or omission is taken by any member of the Group in relation to such a pension scheme where failure so to comply would have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(b)	The Borrower shall ensure that no member of the Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

23.26	People with Significant Control Regime

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(a)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b)	promptly provide the Agent with a copy of that notice.

23.27	Access

If a Default is continuing or the Agent reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Borrower shall ensure that each member of the Group will, not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur, permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Borrower to (a) the premises, assets, books, accounts and records of each member of the Group; (b) meet and discuss matters with senior management; and (c) for the purposes of conducting an inventory audit on the stock levels of each relevant patent owned by, or licensed to, the Group, each of its third party storage providers and storage facilities, provided that such investigations shall be at the expense of the Borrower.

23.28	Board Observer

(a)	The Original Lender shall have the right at any time to appoint any one person to be an observer of the Borrower (the “Board Observer”). Any such appointment must be effected by notice in writing to the Borrower by the Original Lender. The Original Lender may in a similar manner remove any Board Observer appointed pursuant to this Clause 23.28, and appoint any person in place of any such Board Observer so removed, any such appointment or removal to take effect when such notice is received by the Borrower or on such later date (if any) specified in the notice.

(b)	Subject to paragraph (c) below, the Board Observer shall be entitled:

(i)	to receive notice of meetings of directors (and committees of directors) of the Borrower (a “Meeting”) and all other information in respect of such Meetings that a director would be entitled to receive and shall be entitled to receive such information (including notices of such meetings) at the same time as the director(s); and

(ii)	to attend, observe and speak (but not vote) at Meetings,

but shall not be a director of the Borrower and shall not be counted or be entitled to be counted in the quorum of any Meeting, and will have no rights and liabilities with regard to the direction and/or conduct of the management of any member of the Group by virtue of being entitled to attend, and attending, Meetings as an Observer.

(c)	The entitlements of the Board Observer pursuant to paragraph (b) above shall not apply to meetings regarding matters which are highly sensitive and where the participation of the Board Observer would not be appropriate.

(d)	The Borrower must ensure that:

(i)	the Board Observer is given reasonable advance notice of the date, time and place of, and agenda for, each Meeting together with an agenda of the business to be transacted at such Meeting (and copies of all papers to be circulated or presented at that Meeting);

(ii)	at least one Meeting is called in each Financial Quarter;

(iii)	at least one Meeting in each Financial Year is held in person, to the extent doing so would not entail a health risk for the members of the board of directors; and

(iv)	as soon as practicable after each such Meeting, the Board Observer is supplied with a copy of the minutes of the Meeting (translated into English).

(e)	The Original Lender agrees to procure that the Board Observer keeps all information received by the Board Observer confidential and not to disclose it to anyone other than to the Lender, its Affiliates or Related Funds, and their respective employees and directors provided that such persons shall be informed of its confidential nature.

(f)	For the avoidance of doubt, the Original Lender’s rights under this Clause 23.28 shall terminate upon the Secured Liabilities with respect to the Finance Documents being discharged and repaid in full and upon the Finance Parties being under no further obligation to provide financial accommodation to any Obligor under any of the Finance Documents.

23.29	Intellectual Property

Each Obligor shall (and the Borrower shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property;

(e)	not discontinue the use of the Intellectual Property; and

(f)	not grant an exclusive licence of all or a material portion of any member of the Group’s Intellectual Property to any person other than a member of the Group,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.30	Treasury Transactions

No Obligor shall (and the Borrower will procure that no other member of the Group will) enter into any Treasury Transaction, other than spot and forward delivery foreign exchange contracts entered into for the hedging of actual exposures in the ordinary course of business and having a duration of not more than 6 months and which are not entered into for speculative purposes.

23.31	Obligors

(a)	The Borrower shall ensure that at all times the aggregate of ARR of the Obligors (excluding Near SG) and net assets of the Obligors (excluding Near SG) (calculated on an unconsolidated basis) exceeds 85% of Consolidated ARR and the consolidated net assets of the Group, calculated by reference to the most recent Annual Financial Statements and accompanying Compliance Certificate supplied by the Borrower to the Agent (the “Obligor Threshold Requirement”).

(b)	The Obligor Threshold Requirement shall be determined and tested:

(i)	annually on each date on which any Annual Financial Statements and the accompanying Compliance Certificate are delivered pursuant to Clauses 21.1 (Financial statements) and 21.2 (Provision and contents of Compliance Certificate); and

(ii)	promptly following the date on which any Permitted Acquisition falling within paragraph (d) of the definition of “Permitted Acquisition” is completed (calculated by reference to most recent Annual Financial Statements and accompanying Compliance Certificate supplied by the Borrower to the Agent, which shall be deemed to be adjusted in order to take into account such Permitted Acquisition (that adjustment being certified by the Borrower’s Auditors as representing an accurate reflection of the revised ARR and net assets of the Group)).

(c)	If the Obligor Threshold Requirement is not satisfied as at the date on which the Obligor Threshold Requirement is determined, no breach or non-compliance of (or Default under) paragraph (a) shall occur as long as:

(i)	the Borrower ensures that one or more members of the Group become Guarantor(s) within 20 Business Days; and

(ii)	the Obligor Threshold Requirement would have been satisfied had such member(s) of the Group been Guarantor(s) in each case as at such date on which the Obligor Threshold Requirement is determined or tested.

(d)	The Borrower shall ensure that each Material Company (that is not already party hereto as a Guarantor and each other member of the Group required to become a Guarantor under paragraph (b) above):

(i)	becomes a Guarantor:

(A)	as soon as reasonably practicable after it is determined pursuant to a Compliance Certificate (or the definition of “Material Company”) to constitute a Material Company; or

(B)	in the case of any other member of the Group, on the date it accedes as a Guarantor;

(ii)	(upon becoming a Guarantor) grants first ranking Transaction Security over all of its assets; and

(iii)	accedes to the Intercreditor Agreement as a Debtor and (if applicable) Intra- Group Lender (as each such term is defined in the Intercreditor Agreement),

and each member of the Group that owns any shares or equity interests in such Material Company grants Transaction Security over its shares or equity interests in such Material Company (and provides the Agent with customary corporate authorisations and certificates, legal opinions and security deliverables in respect of the same) on or before such Material Company becomes a Guarantor.

(e)	The Borrower shall not be obliged to perform its obligations under paragraphs (a), (c) and (d) of this Clause 23.31 if to do so would breach any applicable law or result in personal liability of any director or manager of that relevant person proposed to become an Obligor. The Borrower must use, and must procure that that relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(f)	No member of the Group incorporated in France shall be required to become a Guarantor or grant any Transaction Security.

23.32	Amendments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of the Existing Harbert Warrant or the New Harbert Warrant Documents except:

(i)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(ii)	in respect of the Existing Harbert Warrant, such that the economic terms (including as to exit value and exit conditions) of the Existing Harbert Warrant shall be on the same economic terms as, or no better for Harbert than, those set out in the original form of the Existing Harbert Warrant as delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) unless the same economics that are more favourable to Harbert are provided to the Original Lender under the Warrant Documents at the same time; or

(iii)	in respect of the New Harbert Warrant Documents, such that the economic terms (including as to exit value and exit conditions) of the New Harbert Warrant Documents shall be on the same economic terms as, or no better for Harbert than, those set out in the original form of the Harbert Waiver Letter as delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) unless the same economics that are more favourable to Harbert are provided to the Original Lender under the Warrant Documents at the same time.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of the Existing Finance Document (other than the entry into of the Harbert Amendment Agreement and subject to paragraph (c) below), except, in each case, with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

(c)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend or waive any term of the New Harbert Finance Documents if such amendment or waiver is restricted by clause 4.8 (Restriction on amendments and waivers: Harbert Facility Liabilities) of the Intercreditor Agreement, except, in each case, with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

23.33	Further Assurance

(a)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) take all such action as the Agent may reasonably specify (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.34	AIFs/AIFMs

None of the Obligors will take (or omit to take) any action to the extent that doing so will, or is reasonably likely to, result in it being an AIF or an AIFM.

23.35	Warrants

The Borrower shall issue share capital to the Original Lender in accordance with the Warrant Documents.

23.36	Singapore Insolvency Process

No Obligor shall, except at the request of the Agent and in each case subject to applicable law and regulations (including any applicable directors’ duties), take any action to apply or any action to support any application made by any other person:

(a)	for judicial management, scheme of arrangement or order of moratorium in respect of any Obligor, the Borrower or any of its Subsidiaries under the Companies Act, 1967 of Singapore (or its equivalent); or

(b)	to extend any order of moratorium under the Companies Act, 1967 of Singapore (or its equivalent) to any Obligor, the Borrower or any of its Subsidiaries.

23.37	Dissolution

The Borrower shall procure that:

(a)	the Permitted Dissolution is completed by no later than two years from the Initial Utilisation Date and, in relation to each Dormant Entity, is commenced within 60 days of the Initial Utilisation Date;

(b)	each Dormant Entity will not trade or incur any liabilities or commitments (actual or contingent, present or future);

(c)	Near SG will not trade or incur any liabilities or commitments (actual or contingent, present or future) other than pursuant to the Finance Documents; and

(d)	all residual cash entitlements of the Dormant Entities and Near SG are distributed or transferred in cash to the shareholders of the Borrower immediately following the completion of the Permitted Dissolution, provided that the maximum amount of such cash entitlements such not exceed in aggregate USD100,000 (or its equivalent in any other currency or currencies).

23.38	De-SPAC Transaction

(a)	Each Obligor shall ensure the obligations of the Obligors under the Finance Documents, the Transaction Security created under the Transaction Security Documents, the Transaction Security Documents and any warrants issued under the Warrant Documents remain in full force and effect following each step of the de-SPAC Transaction and completion thereof.

(b)	The Borrower shall, promptly following a request by a Finance Party, deliver such legal opinions as may be requested to the Agent in respect of the matters set out in paragraph (a) above.

(c)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will and/ or that any proposed successor of the Borrower as a result of the de- SPAC Transaction):

(i)	promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, instructions and guarantees) as the Agent may specify (and in such form as the Agent may require in favour of the Agent, the Security Agent or its nominee(s) as applicable) in order to comply with paragraph (a) above; and

(ii)	take all such action as the Agent may specify (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents in order to comply with paragraph (a) above.

(d)	Except as permitted under paragraph (e) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) pay any costs or expenses in respect of the Reorganisation or the de-SPAC Transaction.

(e)	The following transactions shall not be a breach of paragraph (d):

(i)	a payment of costs and expenses incurred by any member of the Group for the purposes of the Reorganisation, provided that:

(A)	such payments in aggregate do not exceed an amount greater than USD1,500,000; and

(B)	evidence of such costs and expenses are promptly delivered to the Agent; and

(ii)	a payment of costs and expenses incurred by any member of the Group for the purposes of the de-SPAC Transaction, provided that:

(A)	such payments in aggregate do not exceed an amount greater than USD33,500,000 (or it equivalent in any other currency or currencies);

(B)	such amounts are funded solely from amounts held in the trust account of the SPAC Vehicle and not from funds of the Group; and

(C)	evidence of such costs and expenses are promptly delivered to the Agent.

23.39	Conditions Subsequent

(a)	Each of Near SG and the Borrower shall ensure that:

(i)	the Reorganisation is completed in accordance with the Reorganisation Documents and the EY Reorganisation Paper by no later than 30 June 2022;

(ii)	all assets and liabilities of Near SG (other than the shares of the Dormant Entities and cash in the amount of no more than USD200,000, which has been retained for liquidation expenses) have been legally and beneficially transferred to the Borrower pursuant to the terms of the Reorganisation Documents and in accordance with the EY Reorganisation Paper by no later than 30 June 2022;

(iii)	a copy of a waiver signed by the required holders of the issued shares in the Borrower waiving any pre-emption rights that may arise pursuant to the exercise of any rights under the Warrant Documents and approving the Warrant Instrument is delivered to the Original Lender (in form and substance satisfactory to the Original Lender) by no later than 30 June 2022; and

(iv)	the Warrant Instrument executed and issued by the Borrower in favour of the Original Lender is delivered to the Original Lender (in form and substance satisfactory to the Original Lender) by no later than 30 June 2022.

(b)	Subject to paragraph (e) below, the Borrower shall, by no later than 30 September 2022, deliver or procure to be delivered to the Agent (in form and substance satisfactory to the Agent, acting on the instructions of the Majority Lenders):

(i)	evidence that the consent mechanisms used by all third party data providers have been audited by the Borrower and the results of such audits;

(ii)	written confirmation that a review of all contracts entered into (whether originally or by novation) by any member of the Group and Near SG with third party data providers has been conducted, and details on whether such contracts:

(A)	include binding obligations on the third party data provider to only provide Personal Data to the relevant member(s) of the Group and Near SG where consent compliant with applicable Data Protection Laws has been obtained from the Data Subjects, and the relevant consent wording specifically names Near SG and the relevant member(s) of the Group with which the Personal Data will be shared;

(B)	include an adequate right for the Borrower or member of the Group or Near SG to conduct compliance audits on the third party data provider;

(C)	include binding obligations on the third party data provider to assist with ensuring the Group member’s and Near SG’s compliance with applicable Data Protection Laws including without limitation to put in place adequate security arrangements for the Processing of Personal Data; and

(D)	comply with Chapter V of the GDPR and/or Part 3 of the Singapore Personal Data Protection Regulations 2021, as appropriate, with regards to international transfers of Personal Data;

(iii)	written confirmation that a review of all contracts entered into by a Group member or Near SG with Processors and/or other vendors has been conducted and details on whether such contracts:

(A)	include binding obligations on such Processors and/or other vendors that assist with ensuring the Group member’s and Near SG’s compliance with applicable Data Protection Laws including without limitation to put in place adequate security arrangements for the Processing of Personal Data; and

(B)	comply with Part 3 of the Singapore Personal Data Protection Regulations 2021, with regard to international transfers of Personal Data; and

(iv)	each of the following:

(A)	records of processing activities of the Group members and Near SG, in accordance with Article 30 GDPR and to evidence compliance with the PDPA;

(B)	copies of the Group member’s and Near SG’s internal privacy notice(s), in accordance with Article 13 GDPR and Section 12 of the PDPA;

(C)	copies of the Group’s and Near SG’s internal data processing rules and procedures,

to the extent each of these do not exist, the Borrower and its Subsidiaries shall prepare and provide the same to the Agent by no later than 30 September 2022 and evidence that it has conducted (and ensure each of its Subsidiaries has conducted) data protection impact assessments, to the extent required by Article 35 GDPR.

(c)	Subject to paragraph (e) below, the Borrower shall, by no later than 30 September 2022, in each case, to the satisfaction of the Agent, acting on the instructions of the Majority Lenders:

(i)	make improvements to each of the Privacy Policies maintained on the Group’s and Near SG’s websites to:

(A)	bring these into line with applicable statutory requirements, including Articles 13 and 14 GDPR and Section 12 PDPA; and

(B)	ensure that public disclosures accurately reflect business practices, including the specific de-identification process utilised (anonymisation or pseudonymisation) and handling of data collected, as required by the Federal Trade Commission and Data Protection Laws;

(ii)	combine each of the external Privacy Policies maintained on the Near website into one document;

(iii)	update the cookie consent mechanisms and persistent tools in use on the websites and mobile applications operated by the Group and Near SG, so that each of these comply with the Data Protection Laws;

(iv)	prepare a new informative standalone cookie notice that complies with the Data Protection Laws, and upload the same to the websites operated by the Group;

(v)	make improvements to the Group’s privacy notice for California Residents to bring it in line with the California Consumer Privacy Act and its implementing regulations, including (A) identifying the categories of Personal Data that the business has disclosed or sold in the preceding twelve months and the categories of third parties to whom the Personal Data was disclosed or sold and (B) providing instructions on how an authorised agent can make a request under the California Consumer Privacy Act on behalf of a consumer;

(vi)	review the Group’s and Near SG’s internal practices and public notices to ensure that these are in compliance with all existing contractual obligations related to data privacy or cybersecurity;

(vii)	implement a product review process that ensures that data provided to customers is sufficiently aggregated and anonymized consistent with the Group’s and Near SG’s disclosures in its Privacy Policies;

(viii)	review Near SG’s and Near Intelligence Pte. Ltd.’s data processing rules and procedures, Privacy Policies and Security Policies to ensure compliance with the PDPA, where applicable, including without limitation to ensure that:

(A)	consent is obtained or an exception to consent applies for the Processing of Personal Data in accordance with the PDPA;

(B)	notice is provided to individuals, including without limitation employees and other personnel, on the purposes for Processing of their Personal Data in accordance with the PDPA;

(C)	there are administrative, physical, technical and organisational security measures as required under the PDPA;

(D)	there are appropriate internal rules and procedures to respond and honor requests from Data Subjects to exercise their legal rights with respect to Personal Data in accordance with the PDPA, including without limitation that any refusal to provide access to Personal Data are permitted under the PDPA;

(E)	any Personal Data, which are likely to be used or disclosed, are accurate and that any use and disclosure of Personal Data are only for purposes that a reasonable person would consider appropriate as required under the PDPA;

(F)	the data protection officers’ business contact information is readily accessible to the public;

(G)	any actual or suspected, data breach or security incident is assessed and notified to the Authority and affected Data Subjects in accordance with the PDPA;

(H)	any transfer of Personal Data out of Singapore to a recipient in another jurisdiction is in compliance with Part 3 of the Singapore Personal Data Protection Regulations 2021; and

(ix)	employees and other personnel receive adequate training to implement PDPA- compliant policies and practices.

(d)	The completion of the conditions subsequent contained in paragraphs (b) and (c) above shall be determined by the Majority Lenders, after consultation with data protection counsels appointed by the Majority Lenders in the applicable jurisdictions.

(e)	Near SG shall not be required to comply with (nor shall the Borrower be required to procure that Near SG will comply with) the conditions subsequent contained in paragraphs (b) and (c) above upon Near SG ceasing to be a Guarantor in accordance with Clause 27.3 (Resignation of a Guarantor).

(f)	The Borrower shall promptly following the date of this Agreement, and in any case no later than 10 Business Days from the Initial Utilisation Date or such later date as the Agent, acting on the instructions of the Majority Lenders, may instruct, record the security created or intended to be created over any registered Intellectual Property under the Transaction Security Documents on the relevant registries held by national or international patent or other intellectual property offices in such jurisdictions as the Agent shall from time to time notify to the relevant Obligor.

(g)	The Borrower shall, by no later than 30 June 2022, deliver or procure to be delivered to the Agent copies of the New Harbert Warrant Documents and shall ensure that such New Harbert Warrant Documents are, subject to Clause 23.32 (Amendments), on the same economic terms as, or no better for Harbert than, those set out in the original form of the Harbert Waiver Letter as delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) and otherwise substantially in the form of either the form of the Existing Harbert Warrant or the Warrant Instrument.

24.	Events of Default

Each of the events or circumstances set out in this Clause 24 (save for Clause 24.21 (Acceleration)) is an Event of Default.

24.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Financial Covenants

Any requirement of Clause 22 (Financial Covenants) is not satisfied.

24.3	Key Contracts

(a)	Any Key Contract is terminated or materially amended which results in a net-decrease in at least 10 per cent. of Consolidated ARR. “net-decrease” in this paragraph (a) refers to the churn from the Key Relationship Counterparties offset by an alternate partner to reduce the overall Consolidated ARR decrease.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is:

(i)	with respect to Big Mobile Group Pty Ltd or AudienceQ Limited;

(ii)	capable of remedy; and

(iii)	remedied within three months of the earlier of (A) the Agent giving notice to the Borrower or the relevant Obligor and (B) the Borrower or an Obligor becoming aware of the failure to comply.

24.4	Other Obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-Payment), Clause 24.2 (Financial Covenants) and Clause 24.3 (Key Contracts)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Agent giving notice to the Borrower or the relevant Obligor and (B) the Borrower or an Obligor becoming aware of the failure to comply.

(c)	No Event of Default under paragraph (a) above will occur with respect to a failure to comply with paragraphs (a)(iii) or (a)(iv) of Clause 23.39 (Conditions Subsequent) if the non-complete fee set out in the Fee Letter referred to in Clause 13.1 (Arrangement Fee) is paid in full in accordance with the terms of such Fee Letter.

(d)	The Borrower does not pay on the due date any amount payable pursuant to a Warrant Document at the place at and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date.

24.5	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation or misstatement are capable of remedy and are remedied within 10 Business Days of the earlier of the Agent giving notice of the misrepresentation, breach of warranty or misstatement to the Borrower and any Obligor becoming aware of the misrepresentation, breach of warranty or misstatement.

24.6	Cross Default

(a)	Any Financial Indebtedness of any member of the Group or any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group or any Obligor is cancelled or suspended by a creditor of any member of the Group or any Obligor as a result of an event of default (however described).

(d)	Any creditor of any member of the Group or any Obligor becomes entitled to declare any Financial Indebtedness of any member of the Group or any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any Financial Indebtedness under the Harbert Facility Agreement is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) pursuant to the Harbert Facility Agreement.

(f)	No Event of Default will occur under this Clause 24.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD500,000 (or its equivalent in any other currency or currencies).

24.7	Insolvency

(a)	A member of the Group or an Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed, or is declared, under any applicable law to be unable to pay its debts as they fall due;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	In the case of a US Obligor, such US Obligor is not Solvent.

(c)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(d)	A moratorium takes effect by operation of law or is declared in respect of any indebtedness of any member of the Group or any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(e)	No Event of Default will occur under this Clause 24.7 as a result of a Permitted Dissolution.

24.8	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement, composition, compromise, assignment or otherwise) of any member of the Group or any Obligor;

(ii)	a composition or arrangement with any creditor of any member of the Group or any Obligor, or an assignment for the benefit of creditors generally of any member of the Group or any Obligor or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group or an Obligor), receiver, administrator, judicial manager, administrative receiver, administrator, compulsory manager, monitor, provisional supervisor or other similar officer in respect of any member of the Group or any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group or any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(c)	Notwithstanding Clause 24.21 (Acceleration), if any Obligor commences a voluntary case concerning itself under US Bankruptcy Laws, or an involuntary case is commenced under the US Bankruptcy Code against any Obligor and the petition is not dismissed within 45 days after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facility shall cease to be available to such Obligor, all obligations of such Obligor under the Intercreditor Agreement or any other provision of this Agreement or any other Finance Document to which such Obligor is a party shall become immediately due and payable, in each case automatically and without any further action by any Party.

(d)	No Event of Default will occur under this Clause 24.8 as a result of as a result of a Permitted Dissolution.

24.9	Creditors’ Process

Any expropriation, attachment, sequestration, distress, execution or analogous process in any jurisdiction affects any material asset or assets of a member of the Group or an Obligor having an aggregate value of USD100,000 (or its equivalent in any other currency or currencies) and is not discharged within 10 Business Days.

24.10	Unlawfulness and Invalidity

(a)	Subject to the Legal Reservations, it is or becomes unlawful for an Obligor or any other party to the Intercreditor Agreement (other than a Finance Party) to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor or any other party to the Intercreditor Agreement (other than a Finance Party) under any Finance Document are not (subject to the Legal Reservations and the Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.11	Cessation of Business

Any member of the Group or any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or Permitted Dissolution.

24.12	Repudiation

An Obligor (or any other relevant party) repudiates or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.13	Declared Company

The Minister (being the Minister for the purposes of Section 229 of the Singapore Companies Act) declares the Borrower or any other Obligor incorporated in Singapore to be a company to which the provisions of Part 9 of the Singapore Companies Act, Chapter 50 of Singapore apply.

24.14	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or any Obligor or its or such Obligor’s assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

24.15	Expropriation

(a)	The authority or ability of any member of the Group or any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to such member of the Group or such Obligor or any of its or such Obligor’s assets and such limitation to, or curtailment of, its business could reasonably be expected to have a Material Adverse Effect.

(b)	All or any material part of the assets of any member of the Group or any Obligor are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state and such event (taking into consideration any compensation or payment received in respect thereof) has or would have a Material Adverse Effect.

24.16	Audit Qualification

The financial auditors of the Borrower qualify the audited annual financial statements of the Borrower on the grounds of inadequate or unreliable information or being unable to prepare the accounts on a going concern or otherwise which could reasonably be expected to be materially adverse to the interests of the Finance Parties.

24.17	Material Adverse Change

Any event or circumstance occurs which the Majority Lenders believe has or is reasonably likely to have a Material Adverse Effect.

24.18	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the material provisions of the Intercreditor Agreement, where the interests of the Lenders are materially prejudiced by such failure.

(b)	No Event of Default will occur under paragraph (a) above in relation to any failure to comply if such failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Agent giving notice to the relevant party to the Intercreditor Agreement (and the Borrower) in relation to such failure and the Borrower becoming aware of such failure.

24.19	ERISA

(a)

(i)	Any ERISA Event occurs;

(ii)	there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(iii)	there is or arises any potential withdrawal liability under section 4201 of ERISA, if any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans;

(b)	there shall result from any such event or events described in paragraph (a) above the imposition of an encumbrance, the granting of a security interest, or a liability or a material risk of incurring a liability; and

(c)	any encumbrance, security interest or liability referred to in paragraph (b) above, either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect.

24.20	Data Protection Investigation

A data protection investigation instigated by an Authority with respect to an alleged breach of Data Protection Laws is not remedied within 60 days of the relevant member of the Group or relevant Obligor being served notice of such investigation, or such shorter period as the Authority may require.

24.21	Acceleration

On and at any time after the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel each Available Commitment of each Lender, whereupon they shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(ii)	declare that all or part of the Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.	Changes to the Lenders

25.1	Assignments and Transfers by the Lenders

Subject to this Clause 25 and to Clause 26 (Restrictions on Debt Purchase Transactions), a Lender (the “Existing Lender”) may assign any of its rights or transfer by novation any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Borrower Consent

The prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed and shall be deemed given if the Borrower does not give its decision within five Business Days of a request for consent from a Lender) is required for an assignment or transfer by an Existing Lender, unless the assignment, transfer or sub-participation is:

(a)	to an Affiliate of any Existing Lender;

(b)	to a fund which is a Related Fund of that Existing Lender;

(c)	to a person referred to in the Agreed Lender List; or

(d)	made at a time when an Event of Default is continuing.

25.3	Conditions of Assignment or Transfer

(a)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 25.6 (Procedure for Transfer) is complied with.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14.2 (Tax Gross-Up) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.4	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD3,500.

25.5	Limitation of Responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Transaction Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.6	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 25.2 (Borrower Consent), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by email in PDF format by the Existing Lender and the New Lender at least five Business Days prior to the proposed Transfer Date. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” or other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Agent, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

(d)	The procedure set out in this Clause 25.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

25.7	Procedure for Assignment

(a)	Subject to the conditions set out in Clause 25.2 (Borrower Consent), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by email in PDF format by the Existing Lender and the New Lender at least five Business Days prior to the proposed Transfer Date. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” or other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security);

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations; and

(iv)	if the assignment relates only to part of the Existing Lender’s participation in the outstanding Loans, that part will be separated from the Existing Lender’s participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt.

(d)	Lenders may utilise procedures other than those set out in this Clause 25.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.3 (Conditions of Assignment or Transfer).

(e)	The procedure set out in this Clause 25.7 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

25.8	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

25.9	Existing Consents and Waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

25.10	Exclusion of Agent’s Liability

In relation to any assignment or transfer pursuant to this Clause 25, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

25.11	Security Over Lenders’ Rights

(a)	In addition to the other rights provided to the Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(i)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(ii)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	The limitations on assignment or transfer by a Lender set out in any Finance Document, in particular in Clauses 25.1 (Assignments and Transfers by the Lender) to 25.3 (Conditions of Assignment or Transfer) shall not apply to:

(i)	the creation of Security pursuant to paragraph (a)(i) above; or

(ii)	any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank to a third party in connection with the enforcement of such Security.

(c)	Any Lender may disclose such Confidential Information as that Lender is required to disclose to a federal reserve or central bank to (or through) whom it creates Security pursuant to paragraph (a)(i) above and any federal reserve or central bank may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

25.12	Sub-participation

(a)	Nothing in the Finance Documents prohibits a Lender from entering into a sub- participation in respect of any part or all of its Commitment or its participation in any Loan.

(b)	The Agent is not required to send to the Borrower any document evidencing a sub-participation.

26.	Restriction on Debt Purchase Transactions

26.1	Restriction on Debt Purchase Transactions by the Group

The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or be (or beneficially own all or any part of the share capital of a person that is) a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

26.2	Disenfranchisement of Shareholder Affiliates

(a)	For so long as a Shareholder Affiliate:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Shareholder Affiliate or the person with whom it has entered into such sub- participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Shareholder Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Shareholder Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Shareholder Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Shareholder Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

26.3	Shareholder Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Shareholder Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

27.	Changes to the Obligors

27.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraph (d) of Clause 21.12 (“Know your Customer” Checks), the Borrower may request that any of its Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Borrower and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed;

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 (Conditions Precedent Required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent; and

(iii)	the proposed Additional Guarantor enters into the documentation required for it to accede to the Intercreditor Agreement as a Debtor and (if applicable) Intra- Group Lender (as each such term is defined in the Intercreditor Agreement).

(c)	The Agent shall notify the Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 (Conditions Precedent Required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent).

(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Guarantor

(a)	Subject to paragraph (b) below, the Borrower may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter if the Majority Lenders have provided prior written consent to the resignation of that Guarantor.

(b)	The Borrower may request that Near SG ceases to be a Guarantor by delivering to the Agent a Resignation Letter if the following requirements under sub-paragraphs (i), (ii) and (iii) are satisfied:

(i)	the Borrower has delivered evidence to the Agent that the Reorganisation has been completed and the transfer of legal and beneficial title of all assets (other than the shares of the Dormant Entities and cash in the amount of no more than USD200,000, which has been retained for liquidation expenses) from Near SG to the Borrower and/ or Near Intelligence Pte. Ltd. has been completed;

(ii)	the Agent (acting on the instructions of the Majority Lenders, acting reasonably) has given written notice to the Borrower confirming the Reorganisation has been completed to its satisfaction; and

(iii)	the Agent (acting on the instructions of the Majority Lenders, acting reasonably) has received appropriate confirmations from the Borrower and its legal counsel confirming that no member of the Group is under any liability (actual or potential) in respect of any failure by Near SG or its Subsidiaries to comply with data protection laws, including without limitation its obligations in Clause 23.9 (Data Privacy).

27.4	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary hat the representations and warranties referred to in paragraph (d) of Clause 20.40 (Times when Representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.	Role of the Administrative Parties

28.1	The Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to:

(i)	enter into each Finance Document expressed to be entered into by the Agent; and

(ii)	perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender, from that Finance Party or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Agent’s own position in its personal capacity as opposed to its role of Agent for the relevant Finance Parties including, without limitation, Clause 28.5 (No Fiduciary Duties) to Clause 28.10 (Exclusion of Liability), Clause 28.14 (Confidentiality) to Clause 28.20 (Reliance and Engagement Letters);

(e)	If giving effect to instructions given by the Majority Lender would (in the Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 37 (Amendments and Waivers), the Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party whose consent would have been required in respect of that amendment or waiver.

(f)	The Agent may refrain from acting in accordance with any instructions of any Finance Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(g)	Without prejudice to the remainder of this Clause 28.2, in the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(h)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (h) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The duties, obligations and responsibilities of the Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.8 (Copy of Transfer Certificate or Assignment Agreement Notice to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(h)	The Agent is not obliged to forward or disclose any Fee Letter other than to the parties to such Fee Letter.

28.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No Fiduciary Duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

(a)	Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any member of the Group.

(b)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(c)	Each Administrative Party may carry on any business with any member of the Group or its related entities (including acting as an agent or a trustee in connection with any other financing).

28.7	Rights and Discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 24.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent, (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each Administrative Party may act in relation to the Finance Documents through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under any Finance Document.

(h)	Notwithstanding any other provision of any Finance Document to the contrary:

(i)	no Administrative Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality; and

(ii)	any Administrative Party may do anything which, in its opinion, is necessary or desirable to comply with any applicable law or regulation.

(i)	Notwithstanding any provision of any Finance Document to the contrary, no Administrative Party is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)	Without prejudice to Clause 37 (Amendments and Waivers) and unless otherwise specified, any reference within this Agreement or any other Finance Document to:

(i)	providing approval or consent or making a request, or to an item or a person or a course of action being acceptable to, satisfactory to, to the satisfaction of or approved by the Agent, are to be construed, as references to that Agent taking such action or refraining from acting on the instructions of the Majority Lenders; and

(ii)

(A)	the Agent acting reasonably;

(B)	a matter being in the reasonable opinion of the Agent;

(C)	the Agent’s approval or consent not being unreasonably withheld or delayed; or

(D)	any document, report, confirmation or evidence being required to be reasonably satisfactory to the Agent,

are to be construed, unless otherwise specified in this Agreement or such other relevant Finance Document, as the Agent acting on the instructions of the Majority Lenders who are acting reasonably or, as the case may be, not unreasonably withholding or delaying its consent.

28.8	Responsibility for Documentation

No Administrative Party is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No Duty to Monitor

The Agent shall not be bound to monitor or enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party), no Administrative Party will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct;

(iii)	without prejudice to the generality of paragraphs (i) to (ii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications or computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security.

(c)	No Administrative Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Party if that Administrative Party has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Administrative Party for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to carry out:

(i)	any “know your customer” or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures or checks it is required to conduct and that it shall not rely on any statement in relation to such procedures or checks made by any Administrative Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of any Administrative Party any liability of any Administrative Party arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of that Administrative Party or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to that Administrative Party, at any time which increase the amount of that loss. In no event shall any Administrative Party be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not that Administrative Party has been advised of the possibility of such loss or damages.

28.11	Lenders’ Indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five (5) Business Days of demand, against any cost, loss or liability (including, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems Etc), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	The Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent under paragraph (a) above except to the extent that the indemnity payment in respect of which that Lender claims reimbursement relates to a liability of the Agent to an Obligor.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Lenders and the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor to become a party to this Agreement or any other Finance Document as Agent) agree with the proposed successor amendments to this Clause 28 and any other term of this Agreement or any other Finance Document dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall:

(i)	make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

(f)	The Borrower shall, within five (5) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(h)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA and Other Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA and Other Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

28.13	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at the expense of the Lenders):

(i)	make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	The Agent shall not be obliged to disclose to any other Finance Party any information supplied to it by an Obligor or any Affiliates of an Obligor on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

28.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.5 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.17	Agent’s Management Time

Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 28.11 (Lender’s indemnity to the Agent) shall include the cost of utilising the management time or other resources of the Agent and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

28.18	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.19	Notice Periods

Unless expressly provided to the contrary, where this Agreement specifies a minimum period of notice to be given to the Agent, the Agent may, at its discretion, accept a shorter notice period.

28.20	Reliance and Engagement Letters

The Agent may obtain and rely on any certificate, report or other document from any professional adviser or expert (including any Obligor’s auditor) and may enter into any reliance letter or engagement letter relating to that certificate, report or other document on such terms as it may consider appropriate (including, without limitation, restrictions on the adviser’s or expert’s liability and the extent to which that certificate, report or other document may be relied on or disclosed).

28.21	Amounts paid in error

(a)	If the Agent pays an amount to another Party and within 10 Business Days of the date of payment the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom the amount was paid by the Agent shall on demand refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 28.21 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)	All payments to be made by a Party to the Agent (whether made pursuant to this Clause 28.21 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

29.	Conduct of Business by the Finance Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	Sharing among the Finance Parties

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within five (5) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within five (5) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial Payments).

30.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 31.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s Rights

(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”);

(b)	at the time of the request by the Agent under paragraph (a) above, the Sharing Finance Party will be subrogated to the rights of the Recovering Finance Party in respect of the relevant Redistributed Amount; and

(c)	if and to the extent that the Sharing Finance Party is not able to rely on its rights under paragraph (b) above, as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 30, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.	Payment Mechanics

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of the relevant currency and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and Pre-Funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of the relevant currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 25 (Changes to the Lender) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and Pre-Funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall promptly notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Partial Payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from any Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10	Disruption to Payment Systems Etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower for a period of not more than ten days with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall promptly notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	Notices

33.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

33.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Obligor, that identified with its name below;

(b)	in the case of the Original Lender or the Arranger, that identified with its name below;

(c)	in the case of any other Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All communications or documents to be made or delivered from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, on a non-working day or after 5pm in the place of receipt shall be deemed only to become effective on the next working day in that place.

33.4	Notification of Address

Promptly upon changing its address, the Agent shall notify the other Parties.

33.5	Electronic Communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, on a non-working day or after 5pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the next working day in that place.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.5.

(f)	An electronic communication will be treated as being in writing for the purposes of the Finance Documents.

33.6	English Language

(a)	Any communication made under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	Calculations and Certificates

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day Count Convention and Interest Calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

34.4	Management Certificates

Any certificate, information or presentation provided by a director or other officer of a member of the Group pursuant to, or in relation to, any Finance Document shall be made without personal liability on the part of such director or other officer (save in the case of fraud, wilful default or gross negligence).

35.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law, and may be waived only in writing and specifically.

37.	Amendments and Waivers

37.1	Intercreditor Agreement

This Clause 37 is subject to the terms of the Intercreditor Agreement.

37.2	Amendments and Waivers

(a)	Subject to Clause 37.3 (All Lender matters) and Clause 37.4 (Other Exceptions), any term of or any right or remedy under the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent or, where applicable, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.3	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Document;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 8 (Mandatory prepayment), the definition of “Change of Control” in Clause 1.1 (Definitions), Clause 9.8 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 27 (Changes to the Obligors), this Clause 37, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Common Guarantee granted under the Intercreditor Agreement or the guarantee granted under the Guaranty Agreement;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed (except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(j)	the release of any the Common Guarantee granted under the Intercreditor Agreement, the guarantee granted under the Guaranty Agreement or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document;

(k)	any amendment to the order of priority or subordination under the Intercreditor Agreement; or

(l)	a change to the length of an Interest Period,

shall not be made, or given, without the prior consent of all the Lenders.

37.4	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or the Arranger, as the case may be.

37.5	Changes to Reference Rates

(a)	Subject to Clause 37.4 (Other Exceptions), any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	In this Clause 37.5:

“Published Rate” means:

(a)	Overnight SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Quoted Tenor” means any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Published Rate.

38.	Confidential Information

38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Lender, Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any Sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, any person appointed under paragraph (b) of Clause 28.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	for the purpose of obtaining a valuation in connection with a Sub-participation;

(vi)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange, listing authority or similar body or pursuant to any applicable law or regulation;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.11 (Security Over Lenders’ Rights);

(ix)	who is a Party or a member of the Group; or

(x)	with the consent of the Borrower (such consent not to unreasonably withheld or delayed),

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) and (b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(vi), (b)(vii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information.

38.3	Personal Data Protection Act

(a)	If any Obligor provides the Finance Parties with personal data of any individual as required by or pursuant to the Finance Documents, that Obligor represents and warrants to the Finance Parties that it has, to the extent required by law (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) has the lawful right to, or has obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties, in each case, in accordance with or for the purposes of the Finance Documents.

(b)	Each Obligor agrees and undertakes to notify the Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by that Obligor to any Finance Party.

(c)	Any consent given pursuant to this agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this agreement.

38.4	Entire Agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(vi) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.7	Continuing Obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	Bail In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

41.	Governing Law

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

42.	Enforcement

42.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non- contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, to the extent allowed by law:

(i)	no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	the Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints The Law Debenture Corporation p.l.c. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	Each Obligor expressly agrees and consents to the provisions of this Clause 42.2.

(c)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Obligors

Name of Borrower	Jurisdiction of Incorporation	Registration Number

Near Intelligence Holdings Inc.	Delaware	20220834068

Name of Original Guarantor	Jurisdiction of Incorporation	Registration Number

Near Pte. Ltd.	Singapore	201205693G

Near Intelligence Pte. Ltd. Near	Singapore	202004197Z

North America, Inc.	Delaware	27-2139078

Schedule 2

Conditions Precedent

Part 1

Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents, the Warrant Documents and the Harbert Novation Deed to which it is a party and resolving that it execute the Finance Documents, the Warrant Documents and the Harbert Novation Deed to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents, the Warrant Documents and the Harbert Novation Deed to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents, the Warrant Documents and the Harbert Novation Deed to which it is a party; and

(iv)	in the case of the Original Guarantors, authorizing the Borrower to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents, the Warrant Documents and the Harbert Novation Deed and related documents.

(d)	A copy of a resolution signed by the required holders of the issued shares in each Original Obligor incorporated in Singapore, approving the terms of, and the transactions contemplated by, the Finance Documents, the Warrant Documents and the Harbert Novation Deed to which such Original Obligor is a party.

(e)	A certificate of each Original Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments and the Facilities (as defined in the Harbert Facility Agreement) would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of each Original Obligor (signed by a director) certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(g)	A certificate of the Borrower (signed by a director):

(i)	certifying that all assets and liabilities of Near SG (other than the shares of the Dormant Entities and cash in the amount of no more than USD200,000, which has been retained for liquidation expenses) have been beneficially transferred to the Borrower pursuant to the terms of the Reorganisation Documents and in accordance with the EY Reorganisation Paper;

(ii)	certifying that all employees of Near SG have executed new employment contracts with the Group and all contracts which are necessary for the conduct of the business, trade and ordinary activities of the Group, and to which Near SG was a party, have been novated to the Group or renewed with a member of the Group; and

(iii)	confirming compliance with the Leverage Ratio as at the most recent month end date prior to the Initial Utilisation Date, calculated:

(A)	by reference to its most recently available consolidated financial statements for that month; and

(B)	on a pro forma basis to take into account the amount of the first Loan to be advanced on the Initial Utilisation Date and the use of proceeds thereof (for these purposes assuming the first utilisation has occurred), and setting out the supporting calculations in reasonable detail.

2.	Transaction Documents

(a)	The following Finance Documents each executed by the parties to it:

(i)	this Agreement;

(ii)	each Fee Letter;

(iii)	the Intercreditor Agreement; and

(iv)	the Guaranty Agreement.

(b)	At least two originals of the following Transaction Security Documents executed by the relevant Original Obligor as specified below opposite the relevant Transaction Security Document:

Name of Obligor	Transaction Security Document

Near SG and Near Intelligence Pte. Ltd.	Supplemental Debenture

Near SG and Borrower	Delaware Share Pledge

Borrower	Singapore law debenture

Borrower	New York law account control agreement

Near North America, Inc.	New York law account control agreement

Borrower and Near North America, Inc.	Delaware law amended and restated Intellectual Property security agreement

Borrower and Near North America, Inc.	US Amended and Restated Security Agreement

Near North America, Inc.	Delaware law assignment of security agreement and Intellectual Property security agreement

Near North America, Inc.	California law amended and restated account control agreement

(c)	A copy of all notices and other documents required to be sent under the Transaction Security Documents executed by the relevant Original Obligors and each acknowledgement or consent required to be obtained under each Transaction Security Document.

(d)	All share certificates, transfers and stock transfer forms or equivalent in relation to the assets subject to or expressed to be subject to the Transaction Security duly executed by the relevant Original Obligors in blank and stamped where required.

(e)	Evidence that each Transaction Security has been perfected, save for the recording of security over registered Intellectual Property under the Transaction Security Documents which shall be a condition subsequent pursuant to paragraph (f) of Clause 23.39 (Conditions Subsequent).

(f)	An up to date Collateral Disclosure List, which is required to be delivered under the US Amended and Restated Security Agreement.

(g)	The Warrant Instrument between the Borrower and the Original Lender in agreed form.

(h)	A copy of each Reorganisation Document each (where relevant) executed by the parties to it.

3.	Legal Opinions

(a)	A legal opinion of White & Case Pte. Ltd., legal advisers to the Arranger and the Original Lender as to matters of English law, substantially in the form distributed to the Arranger and the Original Lender prior to the date of this Agreement.

(b)	A legal opinion of White & Case Pte. Ltd., legal advisers to the Arranger and the Original Lender as to matters of Singapore law, substantially in the form distributed to the Arranger and the Original Lender prior to the date of this Agreement.

(c)	A legal opinion of Richards, Layton & Finger, P.A., legal advisers to the Borrower as to matters of Delaware law, substantially in the form distributed to the Arranger and the Original Lender prior to the date of this Agreement.

4.	Other Documents and Evidence

(a)	Copies of the New Harbert Finance Documents.

(b)	Copies of each document evidencing the terms of Permitted Debt.

(c)	Evidence that any process agent referred to in any Finance Document has accepted its appointment.

(d)	The Group Structure Chart.

(e)	The Budget.

(f)	A copy, certified by an authorized signatory of the Borrower to be a true copy, of the Original Financial Statements.

(g)	Evidence that the fees, costs and expenses then due from the Borrower on or prior to the Initial Utilisation Date have been paid or will be paid by the Initial Utilisation Date (provided that this condition may be satisfied by reference to the payment of such fees in the Funds Flow Statement).

(h)	The Funds Flow Statement in a form agreed by the Borrower and the Arranger detailing the proposed movement of funds on or before the Initial Utilisation Date.

(i)	A Solvency Certificate duly authorised and executed by the chief financial officer of each US Obligor.

(j)	Evidence that each Finance Party has carried out and is satisfied with the results of all “know your customer” or other similar checks under all applicable laws and regulations pursuant to the Finance Documents in respect of the Group and Near SG, as notified to the Borrower not less than five Business Days prior to the date of this Agreement.

(k)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(l)	A copy of the EY Reorganisation Paper.

(m)	A copy of the valuation report dated 14 April 2022 prepared by Grant Thornton.

(n)	A copy of the report entitled Project Maxwell “Red flag” legal due diligence report prepared by White & Case Pte. Ltd (which is provided on a reliance basis to the Original Lender).

(o)	Letters of authorisation duly signed by each of Near SG and Near Intelligence Pte. Ltd., authorising White & Case Pte. Ltd., legal advisers to the Arranger and the Original Lender as to matters of Singapore law, to file (i) variations of charge in connection with its entry into of the Supplemental Debenture and (ii) particulars of the Supplemental Debenture and (in the case of Near SG) the Delaware Share Pledge, in each case, with the Accounting and Corporate Regulatory Authority of Singapore.

(p)	A copy of the Existing Harbert Warrant.

Part 2

Conditions Precedent Required to Be Delivered By an Additional Guarantor

1.	An Accession Deed executed by the Additional Guarantor and the Borrower.

2.	A Debtor Accession Deed (as defined in the Intercreditor Agreement) executed by the Additional Guarantor.

3.	A copy of the constitutional documents of the Additional Guarantor.

4.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents.

5.	If applicable, a copy of a resolution of the board of directors of the Additional Guarantor, establishing the committee referred to in paragraph 4 above.

6.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

7.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Guarantor.

12.	The following legal opinions, each addressed to the Agent, the Arranger and the Lenders:

(a)	A legal opinion of White & Case Pte. Ltd., the legal advisers to the Arranger and the Lenders in England, as to English law in the form distributed to the Arranger and the Lenders prior to signing the Accession Deed.

(b)	If the Additional Guarantor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 20.32 (Centre of Main Interests and Establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Arranger and the Lenders in the jurisdiction of its incorporation (or if in the US (or otherwise if it is the local custom), the legal advisors to the relevant Obligor in such jurisdiction), “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Arranger and the Lenders prior to signing the Accession Deed.

13.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

14.	Any security documents which are required by the Agent to be executed by the proposed Additional Guarantor.

15.	Any notices or documents required to be given or executed under the terms of those security documents.

16.	In the case of an Additional Guarantor organised under the laws of the United States of America, any state or territory thereof or the District of Columbia, a Solvency Certificate duly authorised and executed by the chief financial officer of such Additional Guarantor.

17.	In the case of an Additional Guarantor organised under the laws of the United States of America or any state or territory thereof, a duly completed and executed joinder agreement to the Guaranty Agreement in the form of Exhibit A to the Guaranty Agreement.

18.	Evidence that each Finance Party has carried out and is satisfied with the results of all “know your customer” or other similar checks under all applicable laws and regulations pursuant to the Finance Documents in respect of the proposed Additional Guarantor, as notified to the Borrower not less than five Business Days prior to the date of the proposed accession.

Schedule 3

Utilisation Request

From: Near Intelligence Holdings Inc.

To:	[Agent]

Dated:	[insert date]

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	USD

Amount:	[●] or, if less, the Available Facility

Interest Period:	[one Month ending on [insert last Business Day of calendar month]]

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	We hereby authorise the Agent to deduct the following amounts from the proceeds of this Loan prior to disbursing the proceeds of such Loan:

(a)	USD [●] for the payment of the arrangement fee pursuant to clause 13.1 (Arrangement Fee);

(b)	USD [●] for the payment of the agency fee pursuant to clause 13.2 (Agency Fee);

(c)	USD [●] for the payment of the common security agent’s fee pursuant to clause [24.6] (Common Security Agent’s fee) of the Intercreditor Agreement; and

(d)	an amount equal to USD [●] for the payment of costs and expenses (including legal fees) pursuant to clause 18.1 (Transaction Expenses).

5.	[The balance of the proceeds of this Loan after the deduction stated in paragraph 4 above]/[An amount equal to [●]] should be credited to the following bank account[s]: [Note: Repeat as applicable depending on required funds flow.]

Correspondent Bank Name:	[●]
Correspondent Bank SWIFT Code:	[●]
Beneficiary Bank Name:	[●]
Beneficiary Bank Address:	[●]
Beneficiary Bank SWIFT Code:	[●]
Beneficiary Account Name:	[●]
Beneficiary Account Number:	[●]

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

[●]

Schedule 4

Form of Transfer Certificate

To:	[●] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:	[insert date]

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to the Agreement and to the Intercreditor Agreement (as defined in the Agreement). This is a Transfer Certificate for the purposes of the Agreement and shall take effect as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.6 (Procedure for Transfer) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 25.6 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address and attention particulars for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.5 (Limitation of Responsibility of Existing Lender) of the Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 25.1 (Assignments and Transfers by the Lender) of the Agreement.

5.	[The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.]

6.	The New Lender confirms that it [is]/[is not] a Shareholder Affiliate.

7.	We refer to clause [●] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and all non-contractual obligations arising out of or in connection with this Transfer Certificate are governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments,]

[Existing Lender]

By:

[New Lender]

By:

This Transfer Certificate is accepted by the Agent as a Transfer Certificate for the purposes of the Agreement, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Transfer Date is confirmed as [●].

[Agent]

By:

[Security Agent]

By:

NOTE:

Note:	It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 5

Form of Assignment Agreement

To:	[Agent] as Agent, Near Intelligence Holdings Inc. as Borrower

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:	[insert date]

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to the Agreement. This is an Assignment Agreement for the purposes of the Agreement and shall take effect as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 25.7 (Procedure for Assignment) of the Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes party to the relevant Finance Documents as a Lender and party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5.	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.5 (Limitation of responsibility of Existing Lender) of the Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Assignment Agreement or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

7.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 25.1 (Assignments and Transfers by the Lender) of the Agreement.

8.	[The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.]

9.	The New Lender confirms that it [is]/[is not] a Shareholder Affiliate.

10.	We refer to clause [●] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.8 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower of the assignment referred to in this Assignment Agreement.

12.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

13.	This Assignment Agreement and all non-contractual obligations arising out of or in connection with this Assignment Agreement are governed by English law.

14.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]

By:

[New Lender]

By:

This Assignment Agreement is accepted by the Agent for the purposes of the Agreement, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

Note:	It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the assignment/release/assumption of obligations contemplated in this Assignment Agreement or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 6

Form of Compliance Certificate

To:	[●] as Agent

From:	Near Intelligence Holdings Inc.

Dated:	[insert date]

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	[Insert details of covenants to be certified].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[●].

4.	We confirm that as at [relevant testing date] [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:

[●]].

5.	[We confirm that the following companies constitute Material Companies for the purposes of the Agreement:

[●].]

6.	[We confirm that the aggregate of the ARR of the Obligors [(excluding Near SG)] and the aggregate net assets of the Obligors [(excluding Near SG)] (calculated on an unconsolidated basis) exceeds 85% of Consolidated ARR and the consolidated net assets of the Group.]

Signed:

[CEO]/[CFO]
[[insert applicable certification language]

for and on behalf of
[name of Borrower’s Auditors]] [include for Compliance Certificate delivered with annual financial statements only]

Schedule 7

Form of Resignation Letter

To:	[●] as Agent

From:	[RESIGNING GUARANTOR] and Near Intelligence Holdings Inc.

Dated:

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 27.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement and the Finance Documents.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Near Intelligence Holdings Inc.

By:

[Resigning Guarantor]

By:

This Resignation Letter is accepted by the Agent and the resignation takes effect on [●].

Schedule 8

Form of Accession Deed

To:	[AGENT] as Agent

From:	[SUBSIDIARY] and Near Intelligence Holdings Inc.

Date:	[insert date]

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to the Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 27.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [●].

3.	[Subsidiary’s] administrative details for the purposes of the Agreement are as follows:

Address:

Attention:

4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Deed has been signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Executed as a Deed [Subsidiary] By: [Subsidiary] in the presence of Signature of witness Name of witness Address of witness Occupation of witness]	Signature of Director Name of Director

The Borrower
NEAR INTELLIGENCE HOLDINGS INC.

By:

Schedule 9

Solvency Certificate

To:	Wilmington Trust (London) Limited as Agent

I, the undersigned, the Chief Financial Officer of [●] (the “Obligor”), a [●], in that capacity only and not in my individual or personal capacity, do hereby certify as of the date hereof that:

1.	This Certificate is furnished to the Agent pursuant to Schedule 2 (Conditions Precedent) to the Facility Agreement, dated as of [●] among Near Intelligence Holdings Inc. (the “Borrower”), the other Original Obligors from time to time party thereto, and Deutsche Bank AG, London Branch as lender (the “Facility Agreement”). Unless otherwise defined herein, capitalised terms used in this Certificate shall have the meanings set forth in the Facility Agreement.

2.	On and as of the date hereof and after giving effect to the consummation of the transaction contemplated by the Transaction Documents and the related financing transactions, it is my opinion that:

(a)	the fair value of the assets of each of the Obligor individually and the Obligor and its Subsidiaries (taken as a whole), as the case may be, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)	the present fair saleable value of the property of each of the Obligor individually and the Obligor and its Subsidiaries (taken as a whole), as the case may be, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	each of the Obligor individually and the Obligor and its Subsidiaries (taken as whole), as the case may be, is able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured;

(d)	each of the Obligor individually and the Obligor and its Subsidiaries (taken as whole), as the case may be, is not engaged in, and is not about to engage in, business for which they have unreasonably small capital; and

(e)	in consummating transactions contemplated by the Transaction Documents and the related financing transactions, none of the Obligor and its Subsidiaries intends to delay, disturb, hinder, or defraud either present or future creditors or other persons to which it is or will become indebted on or after the date hereof.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual or matured liability.

3.	The undersigned is familiar with the business and the financial position of the Obligor and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Obligor and its Subsidiaries after consummation of the transactions contemplated by the Transaction Documents and the related financing transactions.

In Witness Whereof, the undersigned has set his hand this [●] day of [●].

[Obligor]

Name:	[●]
Title:	Chief Financial Officer

Schedule 10

Timetables

Loans in USD

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	11:00 a.m. three US Government Securities Business Days before the proposed Utilisation Date.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)	11:30 a.m on the later of:
(a) the date which is two Business Day before the Utilisation Date; and
(b) the date on which the Agent receives the Utilisation Request.

Reference Rate is fixed	Quotation Day prior to 5.00 p.m. (New York time)

Schedule 11

Quarterly Financial Statements

	Quarter Ending					Variance
	June 2021	September 2021	December 2021	March 2022	LTM	LTM vs. Budget ($)	LTM vs. Budget (%)	Quarter vs. Budget ($)	Quarter vs. Budget (%)
ARR
Growth

Total Recurring Revenue
Total Project Revenue
Total Revenue
Growth

Real-Time Data Costs
AWS Compute Cost
Ad-Inventory Cost
Total Cost of Services

Gross Profit
Margin

Technology Costs
Sales and Marketing Costs
General & Administrative Costs
One-time expenses
Total Operating Expenses

EBITDA
Margin

D&A
Interest Expense

Profit Before Tax

Tax

Net Income

	Quarter Ending					Variance
	June 2021	September 2021	December 2021	March 2022	LTM	LTM vs. Budget ($)	LTM vs. Budget (%)	Quarter vs. Budget ($)	Quarter vs. Budget (%)
EBITDA

Change in Deferred Income
Change in AR
Change in AP
Other changes in net working capital
Change in Net Working Capital

Tax
Capex

Cash Flow Available for Debt Service

Loan Interest
Loan Funding / Repayment
Equity Funding

Change in Cash

Opening Cash Balance
Ending Cash Balance

Summary Balance Sheet

$m	March 2022
Shareholders' Fund
Share Capital
Reserves

Non Current Liabilities
DB Facility
Harbert Facility
BPI Debt
Other non-current liabilities
Current Liabilities
Trade Payables and Provisions

Total

Non Current Assets

Investments

Investment in Teemo

Current Assets
Net Trade Receivables
Cash and Bank Balances
Loans and Advances
Other Current Assets

Total

Top 20 Customers

		Billings				AR Balance >
	Product	Jun-21	Sep-21	Dec-21	Mar-22	90 days	CAGR
MobileFuse	Allspark
AudienceQ	Allspark
Newscorp
Aelius
Intermarche
…

KPIs for quarter ending [March 2022]

ARR ($m)	Metric	Commentary
ARR from new customers in quarter ($m)
ARR increase from existing customers in quarter due to upsell
ARR decrease from existing customers in quarter due to downsell
ARR decrease from customer churn
Total change in ARR
# customers

Management discussion and analysis for the quarter

Schedule 12

Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[ ] as Agent

From:	[The Lender]

Dated:

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to paragraph (b) of Clause 26.2 (Disenfranchisement of Shareholder Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates

Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Shareholder Affiliate

To:	[ ] as Agent

From:	[The Lender]

Dated:

Near Intelligence Holdings Inc. – USD30,000,000 Facility Agreement
dated [●] 2022 (the Agreement)

1.	We refer to paragraph (c) of Clause 26.2 (Disenfranchisement of Shareholder Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Shareholder Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

Schedule 13

Agreed Lender List

1.	Accel-KKR

2.	Acer Tree

3.	Albacore

4.	Aquiline

5.	Atempo Growth

6.	Avenue Capital

7.	Bain Capital Credit

8.	Barings

9.	Bayside

10.	Blackrock

11.	Blue Torch Capital

12.	Centerbridge

13.	Centrum

14.	Claret Capital

15.	European Investment Bank

16.	Fidera / York

17.	Global Growth Capital

18.	Goldentree

19.	Goldman Sachs

20.	Gordon Brothers

21.	Hercules Capital

22.	Horizon Technology Finance

23.	Hudson Structured

24.	IdInvest

25.	Innoven Capital

26.	King Street

27.	KKR

28.	Kreos Capital

29.	M&G

30.	Mars Growth Capital

31.	Morgan Stanley Investment Management

32.	Orchard Global Asset Management

33.	Runway Growth Capital

34.	Scintilla

35.	Searchlight Capital

36.	Signal Capital Partners

37.	Silicon Valley Bank

38.	Sixth Street

39.	Stone Point Capital

40.	Structural

41.	Trinity Capital

42.	Triple Point

43.	UBS-O’Connor

44.	Viola Credit

45.	Vista Credit Partners

46.	Western Tech (WTI)

47.	Western Technology Investment

Signatures

Borrower

Near Intelligence Holdings Inc.

/s/ Anil Mathews
By:	Anil Mathews
Title:	Chief Executive Officer
Address:	100 W Walnut St. 4th Floor Pasadena, CA 91124
Email:	Anil@near.com
Attention:	Mr. Anil Mathews

Original Guarantor

Near Pte. Ltd.

/s/ Anil Mathews
By:	Anil Mathews
Title:	Director
Address:	160 Robinson Road, #20-03 SBF Center, Singapore 068914
Email:	Rahul@near.com
Attention:	Mr. Rahul Agarwal

Original Guarantor

Near Intelligence Pte. Ltd.

/s/ Anil Mathews
By:	Anil Mathews
Title:	Director
Address:	160 Robinson Road, #20-03 SBF Center, Singapore 068914
Email:	Rahul@near.com
Attention:	Mr. Rahul Agarwal

Original Guarantor

Near North America, Inc.

/s/ Anil Mathews
By:	Anil Mathews
Title:	Chief Executive Officer
Address:	222 Broadway, 3rd Floor, Palo Alto, CA 94301
Email:	Anil@near.com
Attention:	Mr. Anil Mathews

Project Maxwell - Facility Agreement (Signatures)

Arranger

Deutsche Bank AG, London Branch

By:	/s/ Jaipal Chawla	By:	/s/ Louis De Ste Croix
	Jaipal Chawla		Louis De Ste Croix

Address:	Deutsche Bank AG, London Branch Winchester House
One Great Winchester Street, London,
EC2N 2DB
Email:	growthandventuredebt@list.db.com, Louis.deSteCroix@db.com, jaipal.chawla@db.com, serkan.marasli@db.com, nick.jarvis@db.com
Attention:	Louis de Ste Croix, Jaipal Chawla, Serkan Marasli, Nick Jarvis

Project Maxwell - Facility Agreement (Signatures)

Original Lender

Deutsche Bank AG, London Branch

By:	/s/ Jaipal Chawla	By:	/s/ Louis De Ste Croix
	Jaipal Chawla		Louis De Ste Croix

Address:	Deutsche Bank AG, London Branch Winchester House
One Great Winchester Street, London,
EC2N 2DB
Email:	growthandventuredebt@list.db.com, Louis.deSteCroix@db.com, jaipal.chawla@db.com, serkan.marasli@db.com, nick.jarvis@db.com
Attention:	Louis de Ste Croix, Jaipal Chawla, Serkan Marasli, Nick Jarvis

Project Maxwell - Facility Agreement (Signatures)

Agent

Wilmington Trust (London) Limited

By:	/s/ Chris Hurford
Chris Hurford
Vice President

Address:	Wilmington Trust (London) Limited
Third Floor, 1 King’s Arms Yard, London EC2R 7AF
Email:	lmariconda@wilmingtontrust.com
Attention:	Lisa Mariconda

Project Maxwell - Facility Agreement (Signatures)

Security Agent

Wilmington Trust (London) Limited

By:	/s/ Chris Hurford
Chris Hurford
Vice President

Address:	Wilmington Trust (London) Limited
Third Floor, 1 King’s Arms Yard, London EC2R 7AF
Email:	lmariconda@wilmingtontrust.com
Attention:	Lisa Mariconda

Project Maxwell - Facility Agreement (Signatures)